Exhibit 10.1

$500,000,000

CREDIT AGREEMENT

among

HENRY SCHEIN, INC.,

as Borrower,

The Several Lenders Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

UNICREDIT BANK AG, NEW YORK BRANCH

and

THE BANK OF NEW YORK MELLON,

as Co-Documentation Agents

Dated as of September 12, 2012

J.P. MORGAN SECURITIES LLC, as Joint Lead Arranger and Sole Bookrunner

HSBC BANK USA, NATIONAL ASSOCIATION, as Joint Lead Arranger

i

3.13 Replacement of Lenders	46

3.14 Defaulting Lenders	47

3.15 Evidence of Debt	49

Section 4. LETTERS OF CREDIT	50

4.1 L/C Commitment	50

4.2 Procedure for Issuance of Letter of Credit	50

4.3 Fees and Other Charges	50

4.4 L/C Participations	51

4.5 Reimbursement Obligation of the Borrower	52

4.6 Obligations Absolute	53

4.7 Letter of Credit Payments	53

4.8 Cash Collateralization	53

4.9 Letter of Credit Rules	54

Section 5. REPRESENTATIONS AND WARRANTIES	54

5.1 Financial Condition	54

5.2 No Material Adverse Change	55

5.3 Organization; Powers	55

5.4 Authorization; Enforceability	55

5.5 Governmental Approvals; No Conflicts	56

5.6 No Material Litigation	56

5.7 Compliance with Laws and Agreements	56

5.8 Taxes	57

5.9 Purpose of Loans	57

5.10 Environmental Matters	57

5.11 Disclosure	57

5.12 Ownership of Property: Liens	58

5.13 ERISA	58

5.14 Subsidiaries	58

5.15 Investment and Holding Company Status	58

5.16 Guarantors	58

Section 6. CONDITIONS PRECEDENT	59

6.1 Conditions to Initial Loans and Letters of Credit	59

6.2 Conditions to Each Loan and Letter of Credit	61

Section 7. AFFIRMATIVE COVENANTS	61

7.1 Financial Statements.	62

7.2 Certificates; Other Information	62

7.3 Conduct of Business and Maintenance of Existence	63

7.4 Payment of Obligations	63

7.5 Maintenance of Properties	64

7.6 Maintenance of Insurance	64

7.7 Books and Records	64

7.8 Inspection Rights	64

7.9 Compliance with Laws	65

7.10 Use of Proceeds	65

7.11 Notices	65

7.12 Guarantors	66

Section 8. NEGATIVE COVENANTS	66

8.1 Financial Covenants	66

8.2 Limitation on Liens	66

8.3 Limitation on Indebtedness	68

8.4 Fundamental Changes	69

8.5 Dispositions	70

8.6 ERISA	71

8.7 Transactions with Affiliates	71

8.8 Restrictive Agreements	71

Section 9. EVENTS OF DEFAULT	72

Section 10. THE ADMINISTRATIVE AGENT	75

10.1 Appointment	75

10.2 Delegation of Duties	75

10.3 Exculpatory Provisions	75

10.4 Reliance by Administrative Agent	75

10.5 Notice of Default	76

10.6 Non-Reliance on Administrative Agent and Other Lenders	77

10.7 Indemnification	77

10.8 Administrative Agent in Its Individual Capacity	78

10.9 Successor Administrative Agent	78

10.10 The Joint Lead Arrangers, the Sole Bookrunner, the Syndication Agent and the Co-Documentation Agents	78

Section 11. MISCELLANEOUS	79

11.1 Amendments and Waivers	79

11.2 Notices	80

11.3 No Waiver; Cumulative Remedies	81

11.4 Survival of Representations and Warranties	81

11.5 Payment of Expenses and Taxes	81

11.6 Successors and Assigns; Participations and Assignments	82

11.7 Adjustments; Set-off	87

11.8 Counterparts	87

11.9 Severability	88

11.10 Integration	88

11.11 GOVERNING LAW	88

11.12 Submission To Jurisdiction; Waivers	88

11.13 Acknowledgements	89

11.14 Confidentiality	89

11.15 USA Patriot Act	90

11.16 Judgment	90

11.17 WAIVERS OF JURY TRIAL	91

11.18 No Fiduciary Duty.	91

SCHEDULES

Schedule I	Names and Revolving Credit Commitments of Lenders
Schedule II	Existing Letters of Credit
Schedule 5.10	Disclosed Matters
Schedule 5.14	Subsidiaries
Schedule 8.2	Liens
Schedule 8.3	Subsidiary Indebtedness
Schedule 8.8	Restrictive Agreements

EXHIBITS

Exhibit A	Form of Revolving Credit Loan Borrowing Notice
Exhibit B	Form of Swingline Loan Borrowing Notice
Exhibit C	Form of Assumption Agreement
Exhibit D	[Reserved]
Exhibit E	Form of Revolving Credit Note
Exhibit F	Form of Swingline Note
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Guarantee
Exhibit J	Form of U.S. Tax Compliance Certificate
Exhibit K	Mandatory Cost Formulae

v

CREDIT AGREEMENT, dated as of September 12, 2012, among (i) Henry Schein, Inc., a Delaware corporation (the “Borrower”), (ii) the several Lenders party hereto (the “Lenders”), (iii) JPMorgan Chase Bank, N.A., as administrative agent, (iv) HSBC Bank USA, National Association, as syndication agent (in such capacity, the “Syndication Agent”) and (v) U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a LIBOR Loan with a one-month Interest Period commencing on such day plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“ABR Loans”: Revolving Credit Loans bearing interest at a rate per annum determined by reference to the ABR.

“Adjusted LIBO Rate”: with respect to each day during each Interest Period pertaining to (a) a LIBOR Loan that is not denominated in an Available Foreign Currency, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBO Rate

1.00 - Eurocurrency Reserve Requirements

and (b) a LIBOR Loan that is denominated in an Available Foreign Currency, a rate per annum determined for such day equal to (i) (x) the LIBO Rate for such Interest Period multiplied by (y) the Statutory Reserve Rate plus, without duplication, (ii) in the case of LIBOR Loans by a Lender from its office or branch in the United Kingdom or any Participating Member State, the Mandatory Cost (rounded upward, if necessary, to the nearest 1/100th of 1%).

“Administrative Agent”: JPMorgan Chase Bank, N.A. and any of its Affiliates, as the Administrative Agent for the Lenders under this Agreement and the other Loan Documents.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of (or persons performing similar functions for) such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Joint Lead Arrangers, the Sole Bookrunner, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Available Multicurrency Commitments”: as at any time of determination, an amount in Dollars equal to the sum of the Available Multicurrency Commitments of all Lenders at such time.

“Aggregate Available Revolving Credit Commitments”: as at any time of determination with respect to all Lenders, an amount in Dollars equal to the sum of the Available Revolving Credit Commitments of all Lenders at such time.

“Aggregate Multicurrency Commitments”: the obligations of the Lenders to make Multicurrency Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed $150,000,000.

“Aggregate Multicurrency Outstandings”: as at any time of determination with respect to any Lender, the Dollar Equivalent of the principal amount of such Lender’s outstanding Multicurrency Loans at such time.

“Aggregate Revolving Credit Commitments”: as at any time of determination, the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time.

“Aggregate Revolving Credit Outstandings”: as at any time of determination with respect to any Lender, an amount in Dollars equal to the sum of (a) the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans (in the case of outstanding Multicurrency Loans, Aggregate Multicurrency Outstandings) on such date plus (b) such Lender’s Revolving Credit Commitment Percentage of (i) the Aggregate Swingline Outstandings and (ii) the L/C Obligations.

“Aggregate Swingline Outstandings”: as at any time of determination, the aggregate unpaid principal amount of Swingline Loans at such time.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternative Rate Swingline Loan”: any Swingline Loan bearing interest determined by reference to the Alternative Swingline Rate.

“Alternative Swingline Rate”: a rate per annum (other than the ABR or the Swingline LIBO Rate) agreed by the Swingline Lender and the Borrower prior to the submission of a request for the borrowing of a Swingline Loan pursuant to Section 2.4(a) as the rate by reference to which interest on such Swingline Loan will be determined.

“Applicable Margin”: with respect to each day for LIBOR Loans and Swingline LIBOR Loans, and with respect to each ABR Loan, a rate per annum equal to (a) until delivery of financial statements for the second full fiscal quarter commencing on or after the Closing Date pursuant to Section 7.1, 0.875% with respect to LIBOR Loans and Swingline LIBOR Loans and 0% with respect to ABR Loans, and (b) at any time thereafter, the applicable rate per annum based on the Consolidated Leverage Ratio for such day, as set forth under the relevant column heading below:

Tier	Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans and Swingline LIBOR Loans (bps)	Applicable Margin for ABR Loans (bps)
I	>2.00:1.00	107.5	7.5
II	≤2.00:1.00 but >1.50:1.00	97.5	0
III	≤1.50:1.00 but >1.00:1.00	87.5	0
IV	≤1.00:1.00	77.5	0

The Applicable Margin for the purpose of paragraph (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in subsection 7.1(a) or subsection 7.1(b), as the case may be, and shall apply to all ABR Loans, LIBOR Loans and Swingline LIBOR Loans (i.e., existing, new or additional Loans, or Loans which are continuations or conversions) then outstanding (i.e., subject to the below provisions, outstanding ABR Loans, LIBOR Loans and Swingline LIBOR Loans shall bear interest at the new Applicable Margin from and after the date any such margin is reset in accordance with the provisions hereof; prior to such time, such ABR Loans, LIBOR Loans and Swingline LIBOR Loans shall accrue interest based on the Applicable Margin relating to the period immediately prior to the time such margin is reset in accordance with the provisions hereof) or to be made on or after such date until, but not including, the next date on which the Applicable Margin is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative

Agent within the time period relating to such financial statements as provided in subsection 7.1(a) or subsection 7.1(b) as the case may be, the Applicable Margin on all ABR Loans, LIBOR Loans and Swingline LIBOR Loans then outstanding or to be made on or after the date the Applicable Margin should have been reset in accordance with the foregoing provisions (i.e., assuming timely delivery of the requisite financial statements), until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements, will be 1.075% for LIBOR Loans and Swingline LIBOR Loans and 0.075% for ABR Loans; and further provided, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.

“Applicable Payment Office”: the office specified from time to time by the Administrative Agent as its Applicable Payment Office by notice to the Borrower and the relevant Lenders (it being understood that such Applicable Payment Office shall mean (i) with respect to Loans denominated in Dollars, the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent to the Borrower and each Lender and (ii) with respect to Loans denominated in an Available Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender, until otherwise notified by the Administrative Agent.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in subsection 11.6(b).

“Assignee”: as defined in subsection 11.6(b).

“Assignment and Acceptance”: as defined in subsection 11.6(b).

“Attorney Costs”: all reasonable fees and disbursements of any law firm or other external counsel.

“Australian Dollars”: the lawful currency of Australia.

“Available Foreign Currencies”: Euro, Japanese Yen, Australian Dollars, Canadian Dollars, Pounds Sterling, Swiss Francs, Hong Kong Dollars, Singapore Dollars and any other available and freely-convertible non-Dollar currency in which dealings in deposits are carried out in the London interbank market which are selected by the Borrower and approved by the Administrative Agent and each of the Lenders.

“Available Multicurrency Commitment”: as at any time of determination with respect to any Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Lender’s Multicurrency Commitment in effect at such time over (b) the Dollar Equivalent of the Aggregate Multicurrency Outstandings of such Lender at such time.

“Available Revolving Credit Commitment”: as at any time of determination with respect to any Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment in effect at such time over (b) the Aggregate Revolving Credit Outstandings of such Lender at such time.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower”: as defined in the preamble hereto.

“Borrowing”: any extension of credit under this Agreement.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2 or Section 4 as a date on which the Borrower requests the Lenders to extend credit, make Loans or issue Letters of Credit hereunder.

“British Pounds Sterling” and “Pounds Sterling”: the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that (a) if such day relates to any Multicurrency Loan denominated in a currency other than Euro, such term shall also mean any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable foreign currency or foreign exchange interbank market, (b) if such day relates to any Multicurrency Loan denominated in Euro, such term shall also mean a Target Operating Day that is also a London Business Day, and (c) if such day relates to any LIBOR Loan in Dollars, such term shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close which is also a London Business Day.

“Butler Credit Agreement”: the Credit Agreement, dated as of December 31, 2009, among Butler Animal Health Supply, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, waived, modified or supplemented from time to time; provided that any renewal, replacement or refinancing thereof shall satisfy the requirements set forth in paragraphs (a) through (f) of the definition of “Permitted Butler Parent Refinancing Indebtedness”).

“Butler Credit Documents”: the Butler Credit Agreement and any agreement, document or instrument creating any security interest or other encumbrance, or guaranty, entered into in connection therewith and any other agreement, document or instrument ancillary or otherwise related thereto (as amended, waived, modified or supplemented from time to time; provided that any renewal, replacement or refinancing thereof shall satisfy the requirements set forth in paragraphs (a) through (f) of the definition of “Permitted Butler Parent Refinancing Indebtedness”).

“Butler Parent”: W.A. Butler Company, a Delaware corporation.

“Calculation Date”: the last Business Day of each calendar month and such other date as may be reasonably determined by the Administrative Agent.

“Canadian Dollars”: the lawful currency of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Control”: any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial interest of 50% or more of any outstanding class of equity interests having ordinary voting power in the election of the directors of the Borrower (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Borrower on the Closing Date) or (B) shall obtain (i) the power (whether or not exercised) to elect a majority of the Borrower’s directors or (ii) the board of directors of the Borrower shall not consist of a majority of Continuing Directors.

“CLO”: as defined in subsection 11.6(b).

“Closing Date”: the date, on or before September 12, 2012, on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Commitment Fee Rate”: for each day during each calculation period, a rate per annum equal to (a) until delivery of financial statements for the second full fiscal quarter commencing on or after the Closing Date pursuant to Section 7.1, 0.125%, and (b) at any time thereafter, the rate per annum based on the Consolidated Leverage Ratio for such day, as set forth below:

Tier	Consolidated Leverage Ratio	Commitment Fee Rate (bps)
I	>2.00:1.00	17.5
II	≤2.00:1.00 but >1.50:1.00	15.0
III	≤1.50:1.00 but >1.00:1.00	12.5
IV	≤1.00:1.00	10.0

The applicable Commitment Fee Rate for the purpose of paragraph (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in subsection 7.1(a) or subsection 7.1(b), as the case may be, and shall apply until, but not including, the next date on which the applicable Commitment Fee Rate is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in subsection 7.1(a) or subsection 7.1(b), as the case may be, the applicable Commitment Fee Rate will be 0.175% until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements; and further provided, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.

“Commitment Increase Date”: as defined in subsection 2.7(a).

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date.

“Commitments”: the collective reference to the Revolving Credit Commitments, Multicurrency Commitments, Swingline Commitments and L/C Commitment.

“Committed Outstandings Percentage”: on any date with respect to any Lender, the percentage which the Aggregate Revolving Credit Outstandings of such Lender constitutes of the Aggregate Revolving Credit Outstandings of all Lenders.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated August, 2012 relating to the Borrower and this Agreement.

“Consolidated EBITDA”: for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization and (d) the Designated Charges of the Borrower and its Subsidiaries for such period, determined on a consolidated basis and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Consolidated Gross Profit”: for any period, net sales less cost of sales of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Consolidated Interest Coverage Ratio”: at any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on (or most recently ended prior to) such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total interest expense (including, without limitation, rent or interest expense pursuant to Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Consolidated Interest Income”: for any period, the interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Consolidated Leverage Ratio”: at any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on (or most recently ended prior to) such date.

“Consolidated Operating Expenses”: for any period, total expenses related to salaries, employee benefits and general and administrative expenses of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Consolidated Operating Income”: for any period, Consolidated Gross Profit less Consolidated Operating Expenses of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Consolidated Total Assets”: at any date of determination, the net book value of all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Consolidated Total Debt”: at any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Continuing Directors”: as to the Borrower, the directors of the Borrower on the Closing Date and each other director of the Borrower whose nomination for election to the Board of Directors of Borrower is recommended by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”: any event or circumstance that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Charges”: for any period, to the extent deducted in computing Consolidated Operating Income, the aggregate of total (a) non-cash, non-recurring merger and integration costs, and (b) non-cash, non-recurring restructuring costs, of the Borrower and its Subsidiaries for such period, in each case not including non-cash charges that represent an accrual or reserve for potential cash items in any future period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Disclosed Matters”: the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.10.

“Disposition” or “Dispose”: the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Value”: (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such Disposition in good faith by the Borrower, and (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Equity Interests of such Subsidiary (assuming, in making such calculations, that all securities convertible into such Equity Interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the Disposition thereof, in good faith by the Borrower.

“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent in accordance with the provisions of the next sentence. In making any determination of the Dollar Equivalent for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any Borrowing Date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement and the other Loan Documents.

“Domestic Subsidiary”: any Subsidiary other than a Foreign Subsidiary.

“Dollars” and “$”: lawful currency of the United States of America.

“Environmental Laws”: all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, written notices or written and binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the pollution or the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or imposing workers health and safety requirements.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) a claim made pursuant to any written contract, agreement or other written and binding consensual arrangement pursuant to which liability is assumed or imposed by or on Borrower or any of its Subsidiaries with respect to any of the foregoing.

“Equity Interests”: any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) prior to January 1, 2012, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the code or Section 302 of ERISA) applicable to such Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice (x) imposing withdrawal liability under Title IV of ERISA or (y) stating that a Multiemployer Plan is, or is reasonably expected to be, Insolvent or in Reorganization (within the meaning of Title IV of ERISA).

“Euro”: the single currency of participating member states of the European Union.

“Eurocurrency Reserve Requirements”: for any day as applied to a Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements actually imposed on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve

System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System. The determination of Eurocurrency Reserve Requirements by the Administrative Agent shall be conclusive in the absence of manifest error.

“Event of Default”: any of the events specified in Section 9.

“Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., Local Time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Spot Rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 11:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such Spot Rate can reasonably be quoted, the Administrative Agent after consultation with the Borrower may use any reasonable method as the Administrative Agent deems applicable to determine such rate, and such determination shall be conclusive absent manifest error. The Administrative Agent shall determine the Exchange Rate on each Calculation Date. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) or other determination, shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 11.15 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between US Dollars and Available Foreign Currencies.

“Existing Facility”: the Credit Agreement, dated as of September 5, 2008, as amended, among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders, JPMCB, as administrative agent for the lenders thereunder, Unicredit Markets and Investment Banking, acting through Bayerische Hypo-Und Vereinsbank AG, New York Branch, The Bank of New York Mellon and HSBC Bank USA, N.A., as co-syndication agents and J.P. Morgan Securities LLC, as lead arranger and bookrunner.

“Existing Letters of Credit”: those letters of credit which are individually described on Schedule II.

“Fair Market Value”: at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change.

“Fee Commencement Date”: the Closing Date.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are Capital Lease Obligations on a balance sheet of the lessee.

“Foreign Lender” any Lender or Issuing Bank that is not a “United States person” as defined by section 7701(a)(30) of the Code.

“Foreign Subsidiary”: any Subsidiary incorporated or otherwise organized in any jurisdiction outside the United States of America, its territories and possessions.

“Funding Commitment Percentage”: as at any date of determination, with respect to any Lender, that percentage which the Available Revolving Credit Commitment of such Lender then constitutes of the Aggregate Available Revolving Credit Commitments.

“GAAP”: generally accepted accounting principles in the United States of America consistently applied with respect to those utilized in preparing the audited financial statements referred to in subsection 5.1.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other unrelated third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors”: any Subsidiary of the Borrower (other than Butler Parent and its Subsidiaries) which guarantees any of the Indebtedness or other obligations incurred under the Note Purchase Agreements, as amended, or any other debt securities or bank debt issued by the Borrower in an aggregate principal amount exceeding $200,000,000 (it being understood that undrawn commitments in respect of bank credit facilities shall not constitute “bank debt” for purposes of this definition) and has entered into a Guarantee in the form of Exhibit I (or such other agreement in form and substance reasonably acceptable to the Majority Lenders).

“Hazardous Material”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, to the extent regulated pursuant to any Environmental Law.

“Hedging Agreement”: any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hong Kong Dollars”: the lawful currency of Hong Kong.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all indebtedness of such Person, determined in accordance with GAAP, arising out of a Receivables Transaction, (h) all Guarantee Obligations of such Person; (i) all obligations of such Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, that in the event that liability of such Person is non-recourse to such Person and is recourse only to specified property owned by such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the Fair Market Value of such property or the net book value of such property, and (j) for the purposes of the definition of “Material Indebtedness” only (except to the extent otherwise included above), all obligations of such Person in respect of Swap Agreements; provided that for the purposes of the definition of “Material Indebtedness,” the “principal amount” of the obligations of such Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is actually liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not actually liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December; (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period; (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period; and (d) as to any Swingline Loan, the earlier to occur of (i) the maturity date thereof and (ii) the date the same shall have been prepaid in accordance with the provisions of this Agreement.

“Interest Period”: with respect to any LIBOR Loan:

(i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Loan and ending seven days or, one, two, three or six months (or, if available to all Lenders, nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending seven days or, one, two, three or six months (or, if available to all Lenders, nine or twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days, in the case of LIBOR Loans in Dollars, and four Business Days, in the case of LIBOR Loans in Available Foreign Currencies, prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period in respect of any Loan made by any Lender that would otherwise extend beyond the Termination Date applicable to such Lender shall end on such Termination Date; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“IRS”: The United States Internal Revenue Service and any successor governmental agency performing a similar function.

“Issuing Lender”: JPMCB, in its capacity as issuer of any Letter of Credit, and its successors. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen”: the official legal currency of Japan.

“Joint Lead Arrangers”: collectively, J.P. Morgan Securities LLC and HSBC Bank USA, National Association.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Judgment Currency”: as defined in subsection 11.15.

“L/C Commitment”: the obligation of the Issuing Lender to issue Letters of Credit pursuant to Section 4 with respect to which the resulting L/C Obligations at any one time outstanding shall not exceed $60,000,000.

“L/C Exposure”: of any Revolving Lender at any time, the Revolving Credit Commitment Percentage of the L/C Obligations at such time.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to subsection 4.5.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto, and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance (as defined in subsection 11.6), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Approved Fund.

“Letters of Credit”: as defined in subsection 4.1(a).

“LIBOR Loans”: Revolving Credit Loans with respect to which the rate of interest is based upon the Adjusted LIBO Rate.

“LIBO Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan denominated in Dollars or any Available Foreign Currency (other than Pounds Sterling), the rate per annum determined by the Administrative Agent to be the offered rate for deposits in the currency in which such LIBOR Loan is denominated with a term comparable to such Interest Period that appears on the applicable Reuters screen (or on any successor or substitute page or service, or any successor to or substitute for such page or service, providing rate quotations comparable to those currently provided on such page or service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the currency in which such LIBOR Loan is denominated in the London interbank market) at approximately 11:00 A.M., Local Time, two Business Days prior to the beginning of such Interest Period, or, in the case of Pounds Sterling, 11:00 A.M., London time, on the first day of such Interest Period; provided, however, that if at any time for any reason such offered rate for any such currency shall not be available (including, for the avoidance of doubt, in the case of a LIBOR Loan denominated in Hong Kong Dollars or Singapore Dollars or any other Available Foreign Currency for which no screen quote based on British Bankers Association Interest Settlement Rates is available from Reuters or such successor or substitute service), “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Loan denominated in Dollars or any Available Foreign Currency (other than Pounds Sterling), the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the amount of $5,000,000 and with a term equivalent to such Interest Period would be offered by the principal London office of the Administrative Agent (or, if applicable, such other payment office for such Available Foreign Currency) to major banks in the London interbank market (or, if applicable, such other offshore interbank market for such Available Foreign Currency) at their request at approximately 11:00 A.M. Local Time, two Business Days prior to the first day of such Interest Period or, in the case of Pounds Sterling, at approximately 11:00 A.M., London time, on the first day of such Interest Period, provided further that the LIBO Rate with respect to any LIBOR Loans with an Interest Period of seven days shall equal the greater of (a) the LIBO Rate as of the relevant date of determination thereof with a term of seven days and (b) the LIBO Rate as of the relevant date of determination thereof with a term of one month. The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: any Revolving Credit Loan, extension of credit under or pursuant to Section 4, or Swingline Loan, as the case may be.

“Loan Documents”: this Agreement, any Notes, the Administrative Agent/Lead Arranger Fee Letter (as defined in subsection 2.5(c)), each Application, any Guarantee executed and delivered pursuant to subsection 7.12 and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Local Time”: (a) in the case of a Loan, Borrowing or Letter of Credit disbursement denominated in Dollars, New York City time or (b) in the case of a Loan or Borrowing denominated in an Available Foreign Currency, local time at the place of funding (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“London Business Day”: any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

“Majority Lenders”: (a) at any time prior to the termination of the Revolving Credit Commitments, Lenders whose Revolving Credit Commitment Percentages aggregate more than 50%; and (b) notwithstanding the foregoing, for purposes of declaring the Loans to be due and payable pursuant to Section 9, and at any time after the termination of the Revolving Credit Commitments, Lenders whose Aggregate Revolving Credit Outstandings aggregate more than 50% of the Aggregate Revolving Credit Outstandings of all Lenders.

“Mandatory Cost”: as provided in Exhibit K.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, provided that events, developments or circumstances (“Changes”) (including general economic or political conditions) generally affecting the Borrower’s industry which are not reasonably likely to have a material adverse effect on (x) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (y) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or Lenders thereunder, will not be deemed Changes for purposes of determining whether a Material Adverse Effect shall have occurred.

“Material Indebtedness”: Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $75,000,000.

“Multicurrency Commitment”: as to any Lender, the obligation of such Lender to make Multicurrency Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Multicurrency Commitment,” and that such amount may be modified from time to time in accordance with the provisions of this Agreement.

“Multicurrency Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Multicurrency Commitment at such time constitutes of the Aggregate Multicurrency Commitments at such time.

“Multicurrency Loans”: Revolving Credit Loans made in Available Foreign Currencies.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”: as defined in subsection 3.10.

“Notes”: the collective reference to any Revolving Credit Notes and any Swingline Notes.

“Note Purchase Agreements”: (a) the Master Note Facility, dated as of August 9, 2010, by and among Henry Schein, Inc., New York Life Investment Management LLC (“New York Life”), and each New York Life affiliate party thereto, (b) the Private Shelf Agreement, dated as of August 9, 2010, by and among Henry Schein, Inc., Prudential Investment Management, Inc. (“Prudential”) and each Prudential affiliate party thereto and (c) the Master Note Purchase Agreement, dated as of April 27, 2012, by and among Henry Schein, Inc., Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (together, “Metlife”) and each MetLife affiliate party thereto, each as amended.

“Obligations”: collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower under this Agreement and the other Loan Documents to which it is a party (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents, Swap Agreements entered into with Lenders or their Affiliates or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document including any interest, additions to tax or penalties applicable thereto, except any such taxes that are, with respect to the Administrative Agent or any Lender, taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Administrative Agent or such Lender, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document) imposed with respect to an assignment (other than an assignment made pursuant to Section 3.13).

“Participant”: as defined in subsection 11.6(c).

“Participant Register”: as defined in subsection 11.6(c).

“Participating Member State”: each state so described in any EMU Legislation.

“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Butler Parent Refinancing Indebtedness”: Indebtedness of Butler Parent and its Subsidiaries which satisfies each of the following conditions: (a) to the extent that such Indebtedness is to be secured by a Lien on any assets or property, or the Equity Interests, of Butler Parent and its Subsidiaries, the terms of such Indebtedness (including the Liens that secure such Indebtedness) shall be substantially similar to those provided in the Butler Credit Documents (other than changes which extend the maturity thereof, decrease the interest rate applicable thereto, release a portion of the assets subject to such Liens or otherwise amend the terms in a manner that could not reasonably be expected to be materially adverse to the interests of the Lenders taken as a whole) and any Liens that secure such Indebtedness do not cover any additional assets, property or Equity Interests ; (b) such Indebtedness shall consist of (i) a secured facility which satisfies the requirements of clause (a) above or (ii) an unsecured or subordinated facility (and guarantees in respect thereof provided by any Subsidiary of Butler Parent) with terms customary for facilities of such type at such time; (c) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness; (d) such Indebtedness shall not be subject to any amortization or required repayment obligations (other than, in the case of a secured facility, as contemplated by clause (a) above or, in the case of an unsecured or subordinated facility, as then reflects the customary terms for facilities of such type at such time) on or prior to the Termination Date; (e) the net proceeds of such Indebtedness (other than any revolving Indebtedness) are concurrently applied to the prepayment of the Indebtedness to be refinanced; and (f) the Administrative Agent shall have received (x) a certificate of a Responsible Officer of Butler Parent certifying compliance with the conditions set forth in this definition (and attaching any other information reasonably required by the Administrative Agent) and (y) copies of all the loan documents relating to such Indebtedness at least three Business Days prior to the funding of any such Indebtedness.

“Person”: an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA and which is subject to Title IV of ERISA and/or Section 412 of the Code, other than a Multiemployer Plan, and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Borrower or an ERISA Affiliate contributes or has an obligation to contribute.

“Prime Rate”: as defined in the definition of “ABR” in this subsection 1.1.

“Receivables”: any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Subsidiary”: any special purpose, bankruptcy-remote Subsidiary that purchases Receivables generated by the Borrower or any of its Subsidiaries.

“Receivables Transaction”: any transaction or series of transactions providing for the financing of Receivables of the Borrower or any of its Subsidiaries, involving one or more sales, contributions or other conveyances by the Borrower or any of its Subsidiaries of its/their Receivables to Receivables Subsidiaries which finance the purchase thereof by means of the incurrence of Indebtedness or otherwise. Notwithstanding anything contained in the foregoing to the contrary: (a) no portion of the Indebtedness (contingent or otherwise) with respect to any

Receivables Transactions shall (i) be guaranteed by the Borrower or any of its Subsidiaries, (ii) involve recourse to the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary), or (iii) require or involve any credit support or credit enhancement from the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary), provided that the Borrower and its Subsidiaries will be permitted to agree to representations, warranties, covenants and indemnities that are reasonably customary in accounts receivable securitization transactions of the type contemplated (none of which representations, warranties, covenants or indemnities will result in recourse to the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary) beyond the limited recourse that is reasonably customary in accounts receivable securitization transactions of the type contemplated); and (b) the securitization facility and structure relating to such Receivables Transactions shall be on market terms and conditions customary for Receivables transactions of the type contemplated.

“Refunded Swingline Loans”: as defined in subsection 2.4.

“Refunding Date”: as defined in subsection 2.4.

“Register”: as defined in subsection 11.6(b).

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 4.5(a) for amounts drawn under Letters of Credit.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, and agents of such Person or such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the chief executive officer and the president of such Person as well as, in the case of the Borrower, the Vice President, the Senior Vice President and General Counsel, the Chief Financial Officer and the Treasurer, and in the case of any Guarantor (if any), a duly elected Vice President of such Guarantor (if any), or, with respect to financial matters, the chief financial officer and the treasurer of such Person.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Revolving Credit Commitment,” as such amount may be modified from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment at such time constitutes of the Aggregate Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (a) the Aggregate Revolving Credit Outstandings of such Lender at such time then constitutes of (b) the Aggregate Revolving Credit Outstandings of all Lenders at such time).

“Revolving Credit Loans”: as defined in subsection 2.1.

“Revolving Credit Note”: as defined in subsection 3.13(d).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans held by such Lender then outstanding, (b) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Credit Commitment hereunder or that holds Revolving Credit Loans.

“Significant Subsidiary”:

(a) each domestic (i.e., incorporated or organized in the United States or any state or territory thereof; hereinafter, “domestic”) wholly-owned Subsidiary or other entity formed or acquired by the Borrower or any direct or indirect Subsidiary (whether existing at the date hereof, or formed or acquired after the date hereof), if such Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter; and

(b) each domestic Subsidiary or entity (whether existing at the date hereof, or formed or acquired after the date hereof) in which the Borrower or any Guarantor (if any) has, directly or indirectly, a 66.67% or greater but less than 100% ownership interest which becomes or is a Subsidiary if such Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter.

“Signing Date”: the date on which the Lenders have signed this Agreement.

“Singapore Dollars”: the lawful currency of Singapore.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Sole Bookrunner”: J.P. Morgan Securities LLC.

“Spot Rate”: for a currency means the rate quoted by JPMCB as the spot rate for the purchase by JPMCB of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York time, on the date two Business Days prior to the date on which the foreign exchange transaction is made.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: as to any Person (“parent”), a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Stock”: with respect to any Person, the Equity Interests of any Subsidiary of such Person.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to subsection 2.3 in an aggregate principal amount at any one time outstanding not to exceed $40,000,000.

“Swingline Exposure”: of any Revolving Lender at any time, the Revolving Credit Commitment Percentage of the Aggregate Swingline Outstandings at such time.

“Swingline Lender”: JPMCB, in its capacity as the lender of Swingline Loans.

“Swingline LIBO Rate”: as to any day that a Swingline LIBOR Loan is outstanding, the Adjusted LIBO Rate that would be applicable to a LIBOR Loan with a one-month Interest Period if such LIBOR Loan were made two Business Days later (it being understood that the Swingline Lender shall be entitled to the same benefits of Section 3.6 as are applicable to LIBOR Loans, and have the same rights as the Administrative Agent and Majority Lenders thereunder, such that the Swingline Lender shall not be required to make Swingline LIBOR Loans if it determines that the provisions thereof have been triggered).

“Swingline LIBOR Loan”: any Swingline Loan bearing interest at a rate per annum determined by reference to the Swingline LIBO Rate. Swingline LIBOR Loans (a) shall not be required to be made if the provisions of Section 3.8 have been triggered, and (b) shall be treated as LIBOR Loans for purposes of Section 3.9.

“Swingline Loans”: as defined in subsection 2.3.

“Swingline Note”: as defined in subsection 3.13(e).

“Swingline Participation Amount”: as defined in subsection 2.4(c).

“Swiss Francs”: the lawful currency of Switzerland.

“Syndication Agent”: as defined in the preamble hereto.

“Target Operating Day”: any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day, (c) any day banks are otherwise not open for dealings in deposits in Euro in the London interbank market or (d) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined in good faith by the Administrative Agent).

“Taxes”: any and all taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature imposed by any jurisdiction or by any political subdivision or taxing authority thereon or therein and all interest penalties or similar liabilities with respect thereto.

“Termination Date”: (a) September 12, 2017, or (b) such earlier date upon which the Aggregate Revolving Credit Commitments may be terminated in accordance with the terms hereof.

“Transferee”: as defined in subsection 11.6(e).

“Type”: as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan; as to any Swingline Loan, its nature as an ABR Loan, Alternative Rate Swingline Loan or Swingline LIBOR Loan.

“Withholding Agent”: the Borrower and the Administrative Agent.

1.2 Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents delivered pursuant hereto.

(b) As used herein or in any of the other Loan Documents, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1, but only to the extent not so defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP or in the manner in which the Borrower shall be required or permitted to disclose its financial results in its filings with the Securities and Exchange Commission (i.e., a change which is inconsistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Rounding

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4 References to Agreements and Laws

Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Credit Commitments

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) in Dollars or in any Available Foreign Currency to the Borrower from time to time during the Commitment Period so long as after giving effect thereto (i) the Available Revolving Credit Commitment of each Lender is greater than or equal to zero, (ii) the Aggregate Revolving Credit Outstandings of all Lenders do not exceed the Aggregate Revolving Credit Commitments and (iii) the Aggregate Multicurrency Outstandings of all Lenders do not exceed the Aggregate Multicurrency Commitments. All Revolving Credit Loans shall be made by the Lenders on a pro-rata basis in accordance with their respective Revolving Credit Commitment Percentages. During the Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Any Lender may cause its Multicurrency Loans to be made by any branch, affiliate or international banking facility of such Lender, provided, that such Lender shall remain responsible for all of its obligations hereunder and no additional taxes, costs or other burdens shall be imposed upon the Borrower or the Administrative Agent as a result thereof.

(b) The Revolving Credit Loans may from time to time be (i) LIBOR Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 3.2, provided that (x) each Multicurrency Loan shall be a LIBOR Loan and (y) no Revolving Credit Loan shall be made as a LIBOR Loan after the day that is one month prior to the Termination Date.

2.2 Procedure for Revolving Credit Borrowing

(a) The Borrower may request a Revolving Credit Loan during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be LIBOR Loans in Dollars, (b) 11:00 A.M., Local Time, four Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be LIBOR Loans in Available Foreign Currencies, or (c) 12:00 Noon, New York City time, on the requested Borrowing Date, with respect to ABR Loans. Each such borrowing request may be given (i) in the case of a Loan other than a Multicurrency Loan, by telephone or by delivery of a written borrowing request and (ii) in the case of a Multicurrency Loan, by delivery of a written borrowing request. Any such written borrowing request shall be substantially in the form of Exhibit A, duly completed and executed by the Borrower. Any such telephonic borrowing request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written borrowing request which shall be substantially in the form of Exhibit A, duly completed and executed by the Borrower.

(b) Each Borrowing request shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be comprised of LIBOR Loans, ABR Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly comprised of LIBOR Loans, the amount of such LIBOR Loan and the length of the initial Interest Period therefor, (v) if the borrowing is to be entirely or partly comprised of Multicurrency Loans, the requested Available Foreign Currency and the amount of such borrowing, and (vi) the account into which the amount is to be paid.

(c) Each borrowing under the Revolving Credit Commitments (other than a borrowing under subsection 2.4 and 4.2) shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the Aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of LIBOR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Prior to (a) 11:00 A.M. New York City time in the case of LIBOR Loans denominated in Dollars, (b) 12:00 Noon, Local Time in the case of each Multicurrency Loan (other than Swiss Francs) and 8:00 A.M., Local Time in the case of each Loan denominated in Swiss Francs, (c) 2:00 P.M. New York City time in the case of ABR Loans, on the Borrowing Date requested by the Borrower in accordance with the provisions hereof, each Lender will make an amount equal to its Funding Commitment Percentage of the principal amount of the Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent for the account of the Borrower at the New York office of the Administrative Agent specified in subsection 11.2 or, in the case of any Multicurrency Loan, in the city of the Administrative Agent’s Applicable Payment Office for such currency and at such Applicable Payment Office for such currency (or such other funding office or bank as specified from time to time by the Administrative Agent by notice to the Borrower and the Lenders) in funds immediately available (in the relevant Available Foreign Currency for Multicurrency Loans), to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Swingline Commitment

Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments from time to time during the Commitment Period by making swingline Loans (“Swingline Loans”) in Dollars to the Borrower so long as after giving effect thereto (i) the Aggregate Swingline Outstandings shall not exceed the Swingline Commitment and (ii) the Aggregate Revolving Credit Outstandings of all Lenders shall not exceed the Aggregate Revolving Credit Commitments; provided that a Swingline Loan may not be used to refinance an outstanding Swingline Loan. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. The Borrower shall repay each Swingline Loan within thirty (30) Business Days of the Borrowing Date of such Swingline Loan. All repayments under this Agreement on account of Swingline Loans shall be made in Dollars in immediately available funds to the Swingline Lender for its own account not later than 1:00 p.m. New York City time on the date any such payment is due to the office of JPMCB specified in subsection 11.2.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans

(a) Whenever the Borrower desires that the Swingline Lender make a Swingline Loan, it shall give the Swingline Lender irrevocable telephonic notice, which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date, specifying (i) the amount to be borrowed, (ii) whether the borrowing is to be comprised of Swingline LIBOR Loans, Alternative Rate Swingline Loans or ABR Loans and (iii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each such telephonic borrowing request shall be confirmed promptly by hand delivery or telecopy to the Swingline Lender of a written borrowing request which shall be substantially in the form of Exhibit B, duly completed and executed by the Borrower. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent for the account of the Borrower at the New York office of the Administrative Agent specified in subsection 11.2 an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds. The Administrative Agent shall give the other Lenders prompt notice of each extension by the Swingline Lender of a Swingline Loan.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline

Lender to the Lenders (with a copy to the Borrower) no later than 12:00 Noon, New York City time, request each Lender (including the Swingline Lender in its capacity as a Lender having a Revolving Credit Commitment) to make, and each Lender hereby agrees to make, an ABR Loan, in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such ABR Loan available to the Administrative Agent at the New York office of the Administrative Agent specified in subsection 11.2 in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such ABR Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans if such deficiency is not otherwise reimbursed by the Borrower on the Business Day following a written request for such reimbursement to the Borrower by the Swingline Lender (without prejudice to any rights Borrower may have against any such Lender which did not provide its pro rata portion to repay in full such Refunded Swingline Loans). If such amount is not in fact made available to the Administrative Agent by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with accrued interest thereon for each day from the date such amount is required to be paid, at the Federal Funds Effective Rate. If such Lender does not pay such amount as provided above, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents other than those provisions requiring the other Lenders to purchase a participation therein, and all amounts paid or payable by the Borrower on account of Swingline Loans which would otherwise comprise such Lender’s Swingline Participation Amount (had such Lender purchased and funded its participation therein) shall continue to be for the sole account of the Swingline Lender. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to any Letters of Credit (or its participation interests therein) and any other amounts due to it hereunder to the Swingline Lender to fund ABR Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase and fund pursuant to this subsection 2.4(b), until such amount has been purchased and funded.

(c) If, prior to the time an ABR Loan would have otherwise been made pursuant to subsection 2.4(b), one of the events described in subsections 9(f) or (g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, ABR Loans may not be made as contemplated by subsection 2.4(b), each Lender shall, on the date such ABR Loan was to have been made pursuant to the notice referred to in subsection 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Credit Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such ABR Loans, and upon the purchase of any such participating interest the then outstanding Swingline Loans shall bear interest at the rate then applicable to ABR Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Lender’s obligation to make the Loans referred to in subsection 2.4(b) and to purchase participating interests pursuant to subsection 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Fees

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Fee Commencement Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Revolving Credit Commitment of such Lender (regardless of usage) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) Arrangement and Agency Fees. The Borrower shall pay (i) an arrangement fee to J.P. Morgan Securities LLC, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated August 3, 2012 (the “Administrative Agent/Lead Arranger Fee Letter”), between the Borrower, J.P. Morgan Securities LLC and the Administrative Agent and (ii) an arrangement fee to HSBC Bank USA, National Association, in the amount specified in the letter agreement, dated August 9, 2012, between HSBC Bank USA, National Association and J.P. Morgan Securities LLC. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.6 Termination or Reduction of Commitments

The Borrower shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Aggregate Revolving Credit Commitments or, from time to time, to reduce the amount of the Aggregate Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, either (a) the Aggregate Available Revolving Credit Commitments would not be greater than or equal to zero or (b) the Available Revolving Credit Commitments of any Lender would not be greater than or equal to zero. Any such reduction shall be in an amount equal to $5,000,000 or if greater, a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Aggregate Revolving Credit Commitments then in effect. The Administrative Agent shall give each Lender prompt notice of any notice received from the Borrower pursuant to this subsection 2.6. Simultaneously with any such reduction, a pro-rata reduction in the Aggregate Multicurrency Commitments and the Swingline Commitment shall be deemed to have occurred.

2.7 Increase in Commitments

(a) The Borrower may at any time propose that the Aggregate Revolving Credit Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”), by notice to the Administrative Agent specifying the existing Lender(s) (the “Increasing Lender(s)”) and/or the additional lenders (the “Assuming Lender(s)”) that will be providing the additional Commitment(s) and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and prior to the Termination Date; provided that:

(i) the minimum aggregate amount of each proposed Commitment Increase shall be $5,000,000 in the case of an Assuming Lender or an Increasing Lender;

(ii) immediately after giving effect to such Commitment Increase, the Aggregate Revolving Credit Commitments hereunder shall not exceed $700,000,000;

(iii) no Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(iv) the representations and warranties contained in Section 5 and in the other Loan Documents shall be true correct in all material respects on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) Any Assuming Lender shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and any such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(i) the Administrative Agent shall have received on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in clause (a) of this subsection has been satisfied;

(ii) with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, an assumption agreement in substantially the form of Exhibit C (an “Assumption Agreement”) duly executed by such Assuming Lender and the Borrower and acknowledged by the Administrative Agent; and

(iii) each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.

(c) Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the certificate referred to in clause (b)(i) above, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Borrower; provided that absent such Lender’s confirmation of such a Commitment Increase as aforesaid, such Lender will be under no obligation to increase its Commitment hereunder. Upon its receipt of an Assumption Agreement executed by an Assuming Lender, together with the certificate referred to in clause (b)(i) above, the Administrative Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit C, (x) accept such Assumption Agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(d) In the event that the Administrative Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clause (b) above shall have occurred by 9:00 a.m., New York City time, on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase promptly on such date by facsimile transmission or electronic messaging system. On the date of such Commitment Increase, the Borrower shall (i) prepay the outstanding Revolving Credit Loans (if any) in full, (ii) simultaneously borrow new Revolving Credit Loans hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Lenders in accordance with the respective Revolving Credit Commitments of such Lenders (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under subsection 3.11.

2.8 Repayment of Revolving Credit Loans

The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (except as may be otherwise provided in subsection 2.4) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the

Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9 or otherwise). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.4.

SECTION 3. CERTAIN PROVISIONS

APPLICABLE TO THE LOANS

3.1 Optional and Mandatory Prepayments

(a) The Borrower may at any time and from time to time prepay outstanding Revolving Credit Loans or Swingline Loans, in whole or in part, without premium or penalty (other than any amounts payable pursuant to subsection 3.11 if such prepayment is of LIBOR Loans and is made on a day other than the last day of the Interest Period with respect thereto), (i) upon at least four Business Days’ irrevocable notice to the Administrative Agent in the case of Revolving Credit Loans and (ii) in the case of Swingline Loans, irrevocable notice to the Administrative Agent by not later than 3:00 P.M., New York City time, on the Business Day immediately preceding the date of prepayment, in each case ((i) and (ii) above) specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans, ABR Loans, a combination thereof, if of a combination thereof, the amount allocable to each, or of Swingline Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein. Partial prepayments of Multicurrency Loans shall be in an aggregate principal amount the Dollar Equivalent of which is at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Partial prepayments of Revolving Credit Loans denominated in Dollars shall be in an aggregate principal amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount which is at least $100,000 or an integral multiple of $100,000 in excess thereof.

(b) (i) If, at any time during the Commitment Period, for any reason the Aggregate Revolving Credit Outstandings of all Lenders exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately prepay the Loans in an amount that equals or exceeds the amount of such excess (or, in the case of L/C Obligations after all Loans have been prepaid, cash collateralize such L/C Obligations in accordance with the provisions of subsection 4.8).

(ii) If, at the end of any month during the Commitment Period, for any reason either (A) the Aggregate Multicurrency Outstandings exceed 105% of the Aggregate Multicurrency Commitments, (B) the Aggregate Swingline Outstandings exceeds the Aggregate Swingline Commitment or (C) the L/C Obligations exceed the L/C Commitment, the Borrower shall, without notice or demand, immediately prepay the Multicurrency Loans and/or the Swingline Loans and/or cash collateralize the L/C Obligations in accordance with the provisions of subsection 4.8, as the case may be, in amounts such that any such excess is eliminated.

(iii) Each prepayment of Loans pursuant to this subsection 3.1(b) shall be accompanied by any amounts payable under subsection 3.11 in connection with such prepayment.

3.2 Conversion and Continuation Options

(a) The Borrower may elect from time to time to convert LIBOR Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election in the case of LIBOR Loans in Dollars and at least four Business Days’ prior irrevocable notice of such election in the case of LIBOR Loans in Available Foreign Currencies. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans and ABR Loans may be converted as provided herein, provided that (i) no Multicurrency Loan may be converted to an ABR Loan, (ii) no Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate, (iii) no Loan may be converted into a LIBOR Loan after the date that is one month prior to the Termination Date and (iv) no Loan may be converted from one currency to another currency.

(b) Any LIBOR Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no LIBOR Loan may, except as provided in the following proviso, be continued as such (A) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a continuation is not appropriate or (B) after the date that is one month prior to the Termination Date, and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted, (x) with respect to any such Loans which are Multicurrency Loans, the Borrower shall be deemed to have specified an Interest Period of one month and (y) all such other Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any notice pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each Lender thereof.

3.3 Maximum Number of Tranches

Notwithstanding anything contained herein to the contrary, after giving effect to any Borrowing, unless consented to by the Administrative Agent in its sole discretion, (a) there shall not be more than twelve different Interest Periods in effect in respect of all Revolving Credit Loans at any one time outstanding, and (b) there shall not be more than eight different Multicurrency Loans in respect of all Revolving Credit Loans at any one time outstanding.

3.4 Interest Rates and Payment Dates

(a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such Interest Period plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each Multicurrency Loan shall be a LIBOR Loan.

(d) Each Swingline Loan shall bear interest, at the election of the Borrower, at a rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) in the case of any Swingline Loan that is an ABR Loan, the ABR plus the Applicable Margin (b) in the case of any Alternative Rate Swingline Loan, the sum of the Alternative Swingline Rate in effect on each applicable day plus the applicable margin or (c) in the case of any Swingline LIBOR Loan, the sum of the Swingline LIBO Rate in effect on each applicable day plus the Applicable Margin.

(e) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

(f) Interest pursuant to this subsection shall be payable in arrears on each Interest Payment Date provided that interest accruing pursuant to paragraph (e) of this subsection shall be payable from time to time on demand.

3.5 Computation of Interest and Fees

(a) Whenever interest and fees are calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed, and whenever Multicurrency Loans are denominated in British Pounds Sterling, interest and fees with respect to such Multicurrency Loans shall be calculated on the basis of a 365-day year for the actual days elapsed; and, otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of an Adjusted LIBO Rate with respect to a LIBOR Loan or a Swingline LIBOR Loan. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements, shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.4(a), (b) or (c).

3.6 Inability to Determine Interest Rate

If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the Adjusted LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as given in good faith and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (w) any LIBOR Loans (excluding Multicurrency Loans) requested to be made on the first day of such Interest Period shall be made as ABR Loans, provided, that, notwithstanding the provisions of subsection 2.2, the Borrower may cancel the request for such LIBOR Loan (including Multicurrency Loans) by written notice to the Administrative Agent one Business Day prior to the first day of such Interest Period and the Borrower shall not be subject to any liability pursuant to subsection 3.11 with respect to such cancelled request, (x) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans (excluding Multicurrency Loans) shall be continued as ABR Loans, and (y) any outstanding LIBOR Loans (excluding Multicurrency Loans) shall be converted, on the first day of such Interest Period, to ABR Loans, and (z) any Multicurrency Loans to which such Interest Period relates shall be repaid on the first day of such Interest Period. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to LIBOR Loans.

3.7 Pro Rata Treatment and Payments

(a) Except to the extent provided elsewhere in this Agreement to the contrary, each payment of principal or interest in respect of the Loans shall be made pro rata according to the amounts then due and owing to the respective Lenders.

(b) Each Borrowing by the Borrower of Revolving Credit Loans from the Lenders hereunder shall be made pro rata according to the Funding Commitment Percentages of the

Lenders in effect on the date of such Borrowing. Each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Revolving Credit Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then due and owing to the Lenders. All payments (including prepayments) to be made by the Borrower hereunder in respect of amounts denominated in Dollars, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in subsection 11.2, in Dollars and in immediately available funds. All payments (including prepayments) to be made by the Borrower hereunder with respect to principal and interest on Multicurrency Loans shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, Local Time (or, with respect to each Loan denominated in Swiss Francs, 8:00 A.M., Local Time), on the due date thereof, to the Administrative Agent, for the account of the Lenders, in the city of the Administrative Agent’s Applicable Payment Office for the applicable currency, in the Available Foreign Currency with respect to which such Multicurrency Loan is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (i) the daily average of the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation (in the case of a borrowing of Revolving Credit Loans denominated in Dollars) and (ii) the greater of (A) the daily average of the greater of (1) the Federal Funds Effective Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation or (B) the Administrative Agent’s reasonable estimate of its average daily cost of funds (in the case of a borrowing of Multicurrency Loans), in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon equal to (x) the rate per annum applicable to ABR Loans hereunder (in the case of a borrowing of Revolving Credit Loans denominated in Dollars) and (y) the greater of (1) the rate per annum applicable to ABR Loans hereunder or (2) the Administrative Agent’s reasonable estimate of its average daily cost of funds plus the Applicable Margin applicable to Multicurrency Loans (in the case of a borrowing of Multicurrency Loans), on demand, from the Borrower (without prejudice to any rights Borrower may have against any such Lender).

3.8 Illegality

Notwithstanding any other provision herein, if any Lender determines that the adoption of or any change in any Requirement of Law or any change in the interpretation or application thereof after the date hereof shall make it unlawful for such Lender to make or maintain LIBOR Loans or Multicurrency Loans as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) the commitment of such Lender hereunder to make LIBOR Loans or Multicurrency Loans, continue LIBOR Loans or Multicurrency Loans as such and convert ABR Loans to LIBOR Loans shall forthwith be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists (which notification shall be promptly given to Borrower after the Administrative Agent receives actual knowledge thereof), (b) such Lender’s Loans then outstanding as LIBOR Loans (excluding Multicurrency Loans), if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) such Lender’s Multicurrency Loans shall be prepaid on the last day of the then current Interest Period with respect thereto or within such earlier period as required by law. If any such conversion or prepayment of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.11.

3.9 Requirements of Law

(a) If the adoption of or any change in any Requirement of Law or any change in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application, any LIBOR Loan, or any Multicurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (other than (A) Non-Excluded Taxes, (B) U.S. federal withholding tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (I) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.13) or (II) such Lender changes its lending office, except in each case to the extent that, pursuant to subsection 3.10, amounts with respect to such tax was payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C) tax attributable to such Lender’s failure to comply with section 3.10(d) or section 3.10(e), or (D) any U.S. federal withholding tax imposed under FATCA);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Adjusted LIBO Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or Multicurrency Loans, or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that after the date hereof the adoption of or any change in any Requirement of Law regarding capital adequacy or any change in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that if such Lender fails to notify the Borrower that such Lender intends to claim any such reimbursement or compensation within 120 days after such Lender has knowledge of its claim therefor, the Borrower shall not be obligated to compensate such Lender for the amount of such Lender’s claim accruing prior to the date which is 120 days before the date on which such Lender first notifies the Borrower that it intends to make such claim; it being understood that the calculation of the actual amounts may not be practicable within such period and such Lender may provide such calculation as soon as reasonably practicable thereafter without affecting or limiting the Borrower’s payment obligations hereunder. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

3.10 Taxes

(a) All payments made by or on account of any obligation of the Borrower under any Loan Document (including, for the avoidance of doubt, any such payment made by the Administrative Agent on behalf of the Borrower) shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, addition to tax or penalties applicable thereto), excluding net income taxes (however denominated), franchise taxes and branch profits taxes, in each case, (A) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (B) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Loan Document as if such withholding or deduction had not been made, provided further, however, that the Borrower shall not be required to increase any such amounts payable to any Lender, or indemnify any Lender pursuant to the last sentence of this section 3.10(a) for any amounts of tax, that (i) are attributable to such Lender’s failure to comply with the requirements of section 3.10(d) or section 3.10(e) or (ii) are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Lender becomes a Party to this Agreement or changes lending offices, except to the extent such Lender’s assignor (if any) was entitled at the time of assignment, or such Lender was entitled at the time of the change in lending office, to receive additional amounts from the Borrower pursuant to this section 3.10(a). Whenever any Taxes are payable by the Borrower with respect to any payment under any Loan Document or pursuant to this section 3.10(a), as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts, any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) or (ii), or any such direct imposition, in the case of (iii).

(d) (i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the relevant Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentations (other than such documentation set forth in section 3.10(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” as defined by section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed copies IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit J-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for (i) the full amount of any Taxes attributable to such Lender and (ii) any

Taxes attributable to such Lender’s failure to comply with the provisions of section 11.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(g) If any Lender or the Administrative Agent determines, in its sole discretion that it has received a refund or credit in respect of any amounts paid by the Borrower pursuant to this section 3.10, it shall pay an amount equal to such refund or credit to the Borrower (but only to the extent of amounts paid by the Borrower pursuant to this section 3.10) net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) The agreements in this section shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

(i) For purposes of this section 3.10, the term “Lender” includes the Issuing Lender and the Swingline Lender and the term “applicable law” includes FATCA.

3.11 Break Funding Payments

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur, including, to the extent any of the Loans are denominated in any Available Foreign Currency, the losses and expenses of such Lender attributable to the premature unwinding of any Hedging Agreement entered into by such Lender in respect of the foreign currency exposure attributable to such Loan, as a consequence of (a) default by the Borrower in making a conversion into or continuation of LIBOR Loans, after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or any other Loan Document, or (c) the making of a prepayment of LIBOR Loans, or the conversion of LIBOR Loans to ABR Loans, on a day which is not the last day of an Interest Period with respect thereto or (d) any assignment as a result of a request by the Borrower pursuant to subsection 3.12 of any LIBOR Loan. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, prepaid, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, prepay, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.

3.12 Change of Lending Office

If any Lender requests compensation under Section 3.9, or requires the Borrower to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10(a), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9 or 3.10(a), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.13 Replacement of Lenders

The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders has been obtained) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced

Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 3.11 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the replacement financial institution or the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under Section 3.12), the circumstances entitling the Borrower to require such assignment cease to apply.

3.14 Defaulting Lenders . Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b) the Revolving Credit Commitment Percentage of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (excluding from determination thereof the Revolving Credit Commitment of such Defaulting Lender) but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 4.8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 4.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages (excluding from determination thereof the Revolving Credit Commitment of such Defaulting Lender); and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees (including fronting fees) payable under Section 4.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 3.14(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.14(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitment Percentage.

3.15 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) in the case of Revolving Credit Loans and Swingline Loans, the amount of each Revolving Credit Loan or Swingline Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) in the case of Multicurrency Loans, the amount and currency of each Multicurrency Loans and each Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 3.13(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit E with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).

(e) The Borrower agrees that, upon the request of the Swingline Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Swingline Loans of such Lender, substantially in the form of Exhibit F with appropriate insertions (a “Swingline Note”).

SECTION 4. LETTERS OF CREDIT

4.1 L/C Commitment

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 4.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Aggregate Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitments. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the date that is one Business Day prior to the Termination Date, unless all the Lenders have approved the expiry date of such Letter of Credit or such Letter of Credit shall have been cash collateralized in a manner acceptable to the Issuing Lender. The Existing Letters of Credit will be deemed Letters of Credit issued on the Closing Date for all purposes hereunder.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

4.2 Procedure for Issuance of Letter of Credit

The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures, provided that if the Borrower furnishes to the Issuing Lender all of the foregoing documentation by no later than 12:00 P.M. on the day which is at least two Business Days prior to the proposed date of issuance, such issuance shall occur by no later than 5:00 P.M. on the proposed date of issuance. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof and shall deliver the original thereof in accordance with the relevant Application. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

4.3 Fees and Other Charges

(a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin in effect from time to time with respect to LIBOR Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C

Fee Payment Date after the issuance date (it being understood that with respect to the Existing Letters of Credit, the issuance date shall be deemed to be the Closing Date). In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date (it being understood that with respect to the Existing Letters of Credit, the issuance date shall be deemed to be the Closing Date).

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

4.4 L/C Participations

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed; provided, however, that subject to subsection 4.4(b) hereof, notwithstanding anything in this Agreement to the contrary, in respect of each drawing under any Letter of Credit, the maximum amount that shall be payable by any L/C Participant, whether as a Revolving Credit Loan pursuant to subsection 4.5 and/or as a participation pursuant to this subsection 4.4(a), shall not exceed such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed by the Borrower. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to subsection 4.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender on the date such payment is due, but is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average of the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 4.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. Notwithstanding anything contained herein to the contrary, until a L/C Participant funds any amount required to be paid by such L/C Participant to the Issuing Lender pursuant to subsection 4.4(a), interest allocable to or in respect of such amount shall be solely for the account of the Issuing Lender.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 4.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

4.5 Reimbursement Obligation of the Borrower

The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, subsection 3.4(b) and (ii) thereafter, subsection 3.4(d). Each drawing under any Letter of Credit shall (unless an event of the type described in subsection 9(c), or (h) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in subsection 4.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.2 of ABR Loans in the amount of such drawing (and the minimum borrowing amount in such subsection shall not apply to such borrowing). The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to subsection 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

4.6 Obligations Absolute

The Borrower’s obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any L/C Participant, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender and the L/C Participants that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligations under subsection 4.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender and the L/C Participants shall not be liable for, and the Borrower’s Reimbursement Obligations under subsection 4.5 shall not be affected by, any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.

4.7 Letter of Credit Payments

If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

4.8 Cash Collateralization

If an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial

Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (e) or (i) of Section 9. Such deposit shall be held by the Administrative Agent as collateral for the L/C Obligations under this Agreement, and for this purpose the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code as in effect in the State of New York) or other property held therein. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for L/C Obligations for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower in respect of the other L/C Obligations at such time or, if the maturity of the Loans has been accelerated but subject to the consent of the Issuing Lender, be applied to satisfy other Obligations; provided, however, that the Borrower shall be entitled to all deposits in such account at such time as no Event of Default shall then exist.

4.9 Letter of Credit Rules

Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such Letter of Credit.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1 Financial Condition

(a) The consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2011 and December 25, 2010, respectively, and the related consolidated and consolidating statements of operations and of cash flows for the fiscal years ended on such dates, reported on by BDO Seidman, LLP, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated and consolidating financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated and consolidating results of their operations and of their cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes thereto, were, as of the date prepared, prepared in accordance with GAAP applied consistently throughout the periods involved (except as otherwise expressly noted therein, and show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and each of its Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and Indebtedness. Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheets referred to above, any material Guarantee Obligation, material contingent liability or material liability for taxes, or any material long-term lease or material forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto.

(b) As of the date hereof, there are no material liabilities or obligations of the Borrower or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (i) as disclosed or provided for in the financial statements and notes thereto which are referred to above, or (ii) which are disclosed elsewhere in this Agreement or in the Schedules hereto, or (iii) arising in the ordinary course of business since December 31, 2011 or (iv) created by this Agreement. As of the date hereof, the written information, exhibits and reports furnished by the Borrower to the Lenders in connection with the negotiation of this Agreement, taken as a whole, are complete and correct in all material respects.

5.2 No Material Adverse Change

Since December 31, 2011, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Organization; Powers

Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate or other applicable power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other applicable entity and in good standing (or equivalent status) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (provided that no representation or warranty is made in this subsection 5.3(d) with respect to Requirements of Law referred to in subsections 5.8, 5.10, 5.14 or 5.15), except to the extent that the failure of the foregoing clauses (a) (only with respect to Subsidiaries of the Borrower which are not Guarantors), (c) and (d) to be true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Authorization; Enforceability

Each of the Borrower and its Subsidiaries has the requisite corporate or other applicable power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, if any, and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate action to authorize (in the case of the Borrower) the borrowings on the terms and conditions of this Agreement, any Notes and any Applications and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required with respect to the Borrower or any of its Subsidiaries in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower or any Guarantor (if any) is a party. This Agreement and each other Loan Document to which the Borrower or any Guarantor (if any) is, or is to become, a party has been or will be, duly executed and delivered on behalf of the Borrower or such Guarantor (if any). This Agreement and each other Loan Document to which the Borrower or any Guarantor (if any) is, or is to become, a party constitutes or will constitute, a legal, valid and binding obligation of the Borrower or such Guarantor (if any), as the case may be, enforceable against the Borrower or such Guarantor (if any), as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5 Governmental Approvals; No Conflicts

The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect.

5.6 No Material Litigation

No litigations, investigations or proceedings of or before any arbitrator or Governmental Authority are pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which (i) there is a reasonable likelihood of an adverse determination and (ii) that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect.

5.7 Compliance with Laws and Agreements

Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.8 Taxes

Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all such Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

5.9 Purpose of Loans

The purpose of the Loans is to finance the working capital and general corporate needs of the Borrower and each of its Subsidiaries and Affiliates, including, but not limited to, acquisitions and the refinancing of any indebtedness of the Borrower outstanding on the Closing Date.

5.10 Environmental Matters

(a) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or has actual knowledge of a potential claim that is reasonably likely to result in Environmental Liability to the Borrower or any of its Subsidiaries or (iii) has received written notice of any claim with respect to any Environmental Liability.

(b) Since the date of this Agreement, with respect to any Environmental Liability, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

5.11 Disclosure

The statements and information contained herein and in any of the information provided to the Administrative Agent or the Lenders in writing (other than financial projections) in connection with or pursuant to this Agreement, taken as a whole, do not contain any untrue statement of any material fact, or omit to state a fact necessary in order to make such statements or information not misleading in any material respect, in each case in light of the circumstances under which such statements were made or information provided as of the date so provided. The financial projections contained in the Confidential Information Memorandum, furnished to the Administrative Agent and the Lenders in writing in connection with this Agreement, have been prepared in good faith based upon assumptions which were in the Borrower’s judgment reasonable when such projections were made, it being acknowledged that such projections are subject to the uncertainty inherent in all projections of future results and that there can be no assurance that the results set forth in such projections will in fact be realized.

5.12 Ownership of Property: Liens

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

5.14 Subsidiaries

The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.14 (other than those which are “shell” or “inactive” Subsidiaries, as such terms are defined in subsection 8.4(d)) and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.14.

5.15 Investment and Holding Company Status

Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.16 Guarantors

As of the Closing Date and after giving effect to the transactions contemplated hereby, no Subsidiary has issued or is subject to any Guarantee Obligation in respect of any debt securities or bank debt of the Borrower.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Loans and Letters of Credit

The agreement of each Lender to make the initial Loan requested to be made by it, or the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a) Unless waived by all the Lenders, the Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the Borrower or a Guarantor, as the case may be (to the extent there are any Guarantors as of the Closing Date), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender, the Borrower and each Guarantor (to the extent there are any Guarantors as of the Closing Date);

(ii) Revolving Credit Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment;

(iii) a Swingline Note executed by the Borrower in favor of the Swingline Lender (if it requests such a Note) in the principal amount of the Swingline Commitment;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and/or any of the Guarantors (to the extent there are any Guarantors as of the Closing Date) as the Administrative Agent may require to evidence the identities, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and each Guarantor (to the extent there are any Guarantors as of the Closing Date) is duly organized or formed, validly existing and in good standing, including certified copies of the organization documents and certificates of good standing with respect to the Borrower and the Guarantors (to the extent there are any Guarantors as of the Closing Date);

(vi) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in subsections 6.2(a) and (b) have been satisfied as of the Closing Date (including, solely for purposes of this Section 6.1, the representations made in subsections 5.2 and 5.6);

(vii) an opinion of counsel to the Borrower and the Guarantors (to the extent there are any Guarantors as of the Closing Date) in form and substance reasonably satisfactory to the Administrative Agent;

(viii) evidence that the Existing Facility has been or concurrently with the Closing Date is being terminated, all Indebtedness and obligations of the Borrower incurred thereunder have been, or with the initial Revolving Credit Loans hereunder on the Closing Date will be, repaid and the Borrower and its Subsidiaries released from all liability thereunder (except such as by their express terms survive such repayment and termination), and all Liens, if any, securing obligations under the Existing Facility have been or concurrently with the Closing Date are being released;

(ix) a compliance certificate substantially in the form attached hereto as Exhibit G, signed by a Responsible Officer of the Borrower dated as of the Closing Date demonstrating compliance with the financial covenants contained in subsection 8.1 as of the end of the fiscal quarter most recently ended prior to the Closing Date;

(x) (i) audited financial statements of the Borrower for fiscal years 2010 and 2011 (which the Administrative Agent acknowledges it has received) and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended after the latest fiscal year referred to in clause (i) above (which the Administrative Agent acknowledges it has received for the quarterly period through June 30, 2012) and such unaudited consolidated financial statements shall not reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries from what was reflected in the financial statements or projections previously distributed to the Lenders; and

(xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Majority Lenders may reasonably require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date.

(d) In the good faith judgment of the Administrative Agent and the Lenders:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be likely to result in a Material Adverse Effect; and

(iii) the Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any material default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which the Borrower or any Subsidiary is a party or by which any of them or their properties is bound.

6.2 Conditions to Each Loan and Letter of Credit

The agreement of each Lender to make any Loan requested to be made by it on any date, or the Issuing Lender to issue, amend, renew or extend any Letter of Credit (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (excluding the representations made in subsections 5.2 and 5.6) shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made or the Letter(s) of Credit requested to be issued, amended, renewed or extended.

Each Borrowing (and request for the same) by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date hereof that the conditions contained in this subsection have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Letter of Credit is outstanding or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall, and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1 Financial Statements.

Furnish to each Lender (the delivery of which shall be deemed made on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.henryschein.com or is available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice)):

(a) as soon as available, but in any event within 90 days (or, to the extent the Borrower is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the Securities and Exchange Commission for the filing of its annual report on Form 10-K) after the end of each fiscal year of the Borrower, a copy of the audited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a qualification arising out of the scope of the audit, by BDO Seidman, LLP or any other independent certified public accountants of nationally recognized standing reasonably acceptable to the Majority Lenders, including an executive summary of the management letter prepared by such accountants; provided, however, that if a Default or Event of Default shall have occurred and shall be continuing, the full text of such management letter shall be provided to the Administrative Agent; and

(b) as soon as available, but in any event not later than 45 days (or, to the extent the Borrower is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the Securities and Exchange Commission for the filing of its quarterly report on Form 10-Q) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods in the previous year, all certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).

(c) All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject, in the case of the aforesaid quarterly financial statements, to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).

7.2 Certificates; Other Information

Furnish to the Administrative Agent and, except under paragraph (a) below, each of the Lenders:

(a) simultaneously with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of the chief financial officer or treasurer of the Borrower, certifying that to the best of his knowledge (i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenants contained in subsection 8.1, and (ii) such financial statements have been prepared in accordance with GAAP (subject in the case of subsection 7.1(b) to normal, recurring, year-end adjustments and except for the absence of GAAP notes thereto);

(b) promptly, such additional financial and other information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(c) promptly after the same are available (which shall be deemed available on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.henryschein.com or is available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice)), and in any event within five (5) Business Days after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Borrower or any such Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange or state securities administration; and

(d) upon the reasonable request of Administrative Agent, copies of documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate has received from any Multiemployer Plan with respect to such Multiemployer Plan.

7.3 Conduct of Business and Maintenance of Existence

(a) Preserve, renew and keep in full force and effect its corporate existence and good standing under the laws of its jurisdiction of organization (except as could not in the aggregate be reasonably expected to have a Material Adverse Effect or as otherwise permitted hereunder), (b) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, and (c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.4 Payment of Obligations

Pay and discharge all of its obligations and liabilities as the same shall become due and payable, including (a) all taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted by subsection 8.2); and (c) all Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)), as and when due and payable (after giving effect to any applicable grace periods), (i) but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and (ii) unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.5 Maintenance of Properties

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.6 Maintenance of Insurance

Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

7.7 Books and Records

Maintain (a) proper books of record and account in conformity with GAAP consistently applied in which all entries required by GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries, and (b) such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any of its Subsidiaries, except where the failure to so comply would not result in a Material Adverse Effect.

7.8 Inspection Rights

Subject to subsection 11.14, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours as may be reasonably desired, upon reasonable advance notice to a Responsible Officer of the Borrower or such Guarantor (if any), as the case may be; provided, however, that (a) the Administrative Agent and the Lenders shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; (b) the Lenders shall use reasonable efforts to coordinate with the Administrative Agent in order to minimize the number of such inspections and discussions and (c) when an Event of Default has occurred and is continuing, the

Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.9 Compliance with Laws

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.10 Use of Proceeds

Use the proceeds of Loans to refinance existing Indebtedness under the Existing Facility, for working capital and general corporate purposes of the Borrower, its Subsidiaries and its Affiliates in the ordinary course of business, including, but not limited to, acquisitions, capital expenditures, the repurchase of its capital stock and the Permitted Butler Parent Refinancing Indebtedness. No part of the proceeds of any loans will be used, whether directly or indirectly, for any purpose that entails violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

7.11 Notices

Promptly give notice to the Administrative Agent and each Lender upon obtaining actual knowledge of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence or reasonably expected occurrence of any ERISA Event with respect to any Plan, (ii) a failure to make any required contribution to a Plan within the period required by applicable law, (iii) the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (iv) the institution of proceedings or the taking of any other similar action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, other than the termination of any Single Employer Plan that is not a distress termination pursuant to Section 4041(c) of ERISA where, with respect to any event listed above, the amount of liability the Borrower or any ERISA Affiliate could reasonably be expected to incur could reasonably be expected to have a Material Adverse Effect; and

(d) any other development known to Borrower that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence or development referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.12 Guarantors

Within 10 days of any Subsidiary (other than Butler Parent and its Subsidiaries) becoming, but only for so long as such Subsidiary shall be, a guarantor under or with respect to any Indebtedness or other obligations under the Note Purchase Agreements or any other debt securities or bank debt in an aggregate principal amount exceeding $200,000,000 (it being understood that undrawn commitments in respect of bank credit facilities shall not constitute “bank debt” for purposes of this definition) issued by the Borrower, cause such Person to enter into a Guarantee in the form of Exhibit I (or such other agreement in form and substance reasonably acceptable to the Majority Lenders), and thereupon such Person shall become a Guarantor hereunder for all purposes.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Letter of Credit remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (or, in the case of subsection 8.3, the Borrower will not permit any of its Subsidiaries to, directly or indirectly):

8.1 Financial Covenants

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Borrower to exceed 3.25 to 1.0.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 4.0 to 1.0.

8.2 Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security legislation and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade or government contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, building, zoning and other similar encumbrances or restrictions, utility agreements, covenants, reservations and encroachments and other similar encumbrances, or leases or subleases, incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not, in the aggregate, materially detract from the value of the properties of the Borrower and its Subsidiaries, taken as a whole, or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Liens securing Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the fair market value of the property being acquired on the date of acquisition and (iii) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, an acquisition;

(g) Liens on the assets of Receivable Subsidiaries created pursuant to any Receivables Transaction permitted pursuant to subsection 8.3(a);

(h) Liens created or arising pursuant to any Loan Documents;

(i) Liens granted by any Subsidiary in favor of the Borrower;

(j) judgment and other similar Liens arising in connection with court proceedings in an aggregate amount not in excess of $5,000,000 (except to the extent covered by independent third-party insurance) provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(k) any Lien on any Property of the Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 8. 2 or any extension, renewal or refinancing thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary, (ii) such Lien shall secure only those obligations which it secures as of the date hereof and (iii) in the case of any extension, renewal or refinancing thereof, (x) there is no increase in the obligations so secured and (y) such Lien does not secure additional assets not subject to the Lien then being extended or renewed;

(l) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(m) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(n) Liens (not otherwise permitted hereunder) which secure obligations or Indebtedness of the Borrower or any of its Subsidiaries not exceeding the greater of (x) $200,000,000 or (y) 10% of Consolidated Total Assets at the time such Indebtedness is incurred;

(o) any Lien over the assets, property or Equity Interests of Butler Parent and its Subsidiaries that secures Indebtedness permitted under Section 8.3(b)(viii); provided that such Lien does not at any time cover any additional assets or property other than products or proceeds thereof; or

(p) Liens granted by any Subsidiary of the Borrower that are contractual rights of set-off or netting arrangements relating to pooled deposit or sweep accounts of such Subsidiary to permit satisfaction of overdraft or similar obligations (including with respect to netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) incurred in the ordinary course of business of such Subsidiary.

8.3 Limitation on Indebtedness

Create, issue, incur, assume, become liable in respect of or suffer to exist:

(a) any Indebtedness pursuant to any Receivables Transaction, except for Indebtedness pursuant to all Receivables Transactions that is (i) non-recourse with respect to the Borrower and its Subsidiaries (other than any Receivables Subsidiary) and (ii) in an aggregate principal amount at any time outstanding not exceeding 15% of Consolidated Total Assets at such time; or

(b) any Indebtedness of any of the Subsidiaries other than (i) Indebtedness of any Receivables Subsidiary pursuant to any Receivables Transaction permitted under subsection 8.3(a), (ii) any Indebtedness of any Subsidiary as a guarantor under or pursuant to any of those certain Note Purchase Agreements, so long as such Subsidiaries are Guarantors, (iii) any Indebtedness of any Subsidiary existing on the Closing Date and set forth on Schedule 8.3 and any refinancing thereof; provided, that the then outstanding principal amount thereof is not increased and the weighted average maturity thereof is not decreased, (iv) any Indebtedness of any Subsidiary which is a Guarantor, (v) any Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary, (vi) any Indebtedness arising in respect of capital leases or purchase money obligations incurred in accordance with subsection 8.2(h), (vii) any other Indebtedness of Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $200,000,000 or (y) 10% of Consolidated Total Assets at the time such Indebtedness is incurred, (viii) (A) Indebtedness of Butler Parent and its Subsidiaries under the Butler Credit Agreement in a principal amount not to exceed $330,000,000 at any time, and (B) Permitted Butler Parent Refinancing Indebtedness in respect thereof, (ix) Indebtedness of any Subsidiary of the Borrower in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business, and (x) any Guarantee Obligation of the Borrower in respect of Indebtedness incurred by any Subsidiary under clause (ix) hereof up to an aggregate principal amount not to exceed $75,000,000 at any time outstanding.

8.4 Fundamental Changes

Liquidate, windup or dissolve (or suffer any liquidation or dissolution), or merge, consolidate with or into, or convey, transfer, lease, sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person and (B) when any Foreign Subsidiary is merging with a Domestic Subsidiary, such Domestic Subsidiary shall be the continuing or surviving Person;

(b) any (i) Subsidiary may sell, transfer, contribute, convey or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to a Domestic Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary; or (ii) Foreign Subsidiary may sell, transfer, contribute, convey or otherwise dispose of all of its assets (upon voluntary liquidation or otherwise), to any other Foreign Subsidiary;

(c) any Subsidiary formed solely for the purpose of effecting an acquisition may be merged or consolidated with any other Person; provided that the continuing or surviving corporation of such merger or consolidation shall be a Subsidiary;

(d) “Inactive” or “shell” Subsidiaries (i.e., a Person that is not engaged in any business and that has total assets of $1,000,000 or less) may be dissolved or otherwise liquidated, provided that all of the assets and properties of any such Subsidiaries are transferred to the Borrower or another Subsidiary upon dissolution/liquidation and the aggregate total assets of all Subsidiaries permitted to be dissolved or otherwise liquidated under this clause (d) shall not exceed $20,000,000;

(e) the Borrower may merge or consolidate with any Person, provided that the Borrower shall be the continuing or surviving Person; and

(f) the Borrower and its Subsidiaries may make Dispositions expressly permitted by Section 8.5.

8.5 Dispositions

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, out-moded or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and cash equivalents in connection with cash management in the ordinary course of business;

(c) Dispositions of property by any Subsidiary to the Borrower or to any other Subsidiary;

(d) Dispositions of Receivables pursuant to Receivables Transactions permitted under subsection 8.3(a);

(e) the nonexclusive license of intellectual property of the Borrower or any of its Subsidiaries to third parties in the ordinary course of business;

(f) without limitation to clause (a), the Borrower and its Subsidiaries may sell or exchange specific items of machinery or equipment, so long as the proceeds of each such sale or exchange is used (or contractually committed to be used) to acquire (and results within one year of such sale or exchange in the acquisition of) replacement items of machinery or equipment of reasonably equivalent Fair Market Value; and

(g) other Dispositions where (i) in the good faith opinion of the Borrower, the Disposition is an exchange for consideration having a Fair Market Value at least equal to that of the property Disposed of and is in the best interest of the Borrower or the applicable Subsidiary, as the case may be; (ii) immediately after giving effect to such Disposition, no Default or Event of Default would exist; and (iii) immediately after giving effect to such Disposition, the Disposition Value of all property that was the subject thereof in any fiscal four quarter period of the Borrower plus the Fair Market Value of any other property Disposed of during such four quarter period does not equal or exceed 15% of Consolidated Total Assets as of the end of the then most recently ended fiscal quarter of Borrower.

8.6 ERISA

Engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), which, with respect to any event listed above, could reasonably be expected to have a Material Adverse Effect.

8.7 Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate of the Borrower, other than for compensation and upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder no less favorable to the Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, provided, the foregoing restriction shall not apply to (a) any transaction between the Borrower and any of its Subsidiaries or between any of its Subsidiaries, (b) reasonable and customary fees paid to members of the Boards of Directors of the Borrower and its Subsidiaries, (c) transactions effected as part of a Receivables Transaction or (d) compensation arrangements of officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

8.8 Restrictive Agreements

Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions (x) imposed by law, (y) contained in any of the Loan Documents or (z) contained in the organizational documents of Butler Parent and its Subsidiaries (including their respective operating, management or partnership agreements, as applicable) to the extent that such prohibition, restriction or condition applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, Butler Parent and its Subsidiaries, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including the Butler Credit Documents and the loan documentation with respect to any Permitted Butler Parent Refinancing Indebtedness) permitted by this Agreement if such restrictions or conditions apply only to the property, assets or Equity Interests securing any such Indebtedness and, in the case of the Butler Credit Documents and any loan documentation with respect to Permitted Butler Parent Refinancing Indebtedness, such restrictions or conditions apply only to the property, assets or Equity Interests of Butler Parent and its Subsidiaries; (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) clauses (a) and (b) of the foregoing shall not apply to agreements governing Indebtedness not restricted by, or Indebtedness permitted under, Section 8.3 that contain restrictions no more materially restrictive, taken as a whole, than those contained in this Agreement and, in any event, in the case of any restriction subject to clause (a) above, include an exception permitting this Agreement (or any refinancing or replacement thereof permitted under such agreement) to be secured on an equal and ratable basis with any such applicable Indebtedness.

SECTION 9. EVENTS OF DEFAULT

Any of the following shall constitute an Event of Default:

(a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or other amount payable hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof;

(b) Any representation or warranty made or deemed made by the Borrower or any Guarantor (if any) herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made or deemed made or furnished;

(c) (i) The Borrower shall default in the observance or performance of any covenant contained in subsection 7.10, subsection 7.11(a), subsection 7.12 or Section 8; or (ii) the Borrower shall default in the observance or performance of any covenant contained in subsection 7.1, and such default shall continue unremedied for a period of 15 days; or (iii) the Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided above in this Section), and such default described in this clause (c)(iii) shall continue unremedied for a period of 30 days; provided that if any such default covered by this clause (c)(iii), (x) is not capable of being remedied within such 30-day period, (y) is capable of being remedied within an additional 30-day period and (z) the Borrower is diligently pursuing such remedy during the period contemplated by (x) and (y) and has advised the Administrative Agent as to the remedy thereof, the first 30-day period referred to in this clause (c)(iii) shall be extended for an additional 30-day period but only so long as (A) the Borrower continues to diligently pursue such remedy, (B) such default remains capable of being remedied within such period and (C) any such extension could not reasonably be expected to have a Material Adverse Effect;

(d) The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)), when and as the same shall become due and payable (after giving effect to all applicable grace periods, if any);

(e) An event or condition occurs that results in any Material Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii))] or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(f) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor (if any) or any Significant Subsidiary (other than Butler Parent and its Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor (if any) or any Significant Subsidiary (other than Butler Parent and its Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) The Borrower, any Guarantor (if any) or any Significant Subsidiary (other than Butler Parent and its Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor (if any) or any Significant Subsidiary (other than Butler Parent and its Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(h) An ERISA Event shall have occurred that, in the reasonable credit judgment of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(i) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or any Guarantor (if any) denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; one or more judgments (to the extent not covered by insurance where insurance coverage has been acknowledged) for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(j) a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or paragraph (g) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit in accordance with the provisions of subsection 4.8. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other then due and owing Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full (or in the event that the acceleration that required the funding of such cash collateral account is rescinded by the Lenders), the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). The Borrower hereby expressly waives presentment, demand of payment, protest and all notices whatsoever (other than any notices specifically required hereby).

SECTION 10. THE ADMINISTRATIVE AGENT

10.1 Appointment

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

10.4 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (other than any such liability or expense resulting from the gross negligence or willful misconduct of the Administrative Agent). The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5 Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent and Other Lenders

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification

The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower in accordance with the terms hereof and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Credit Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything contained herein to the contrary, the Issuing Lender and Swingline Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender or Swingline Lender, as the case may be, as fully as if the term “Administrative Agent” as used in this Section 10 included the Issuing Lender and Swingline Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to the Issuing Lender and Swingline Lender, as the case may be.

10.8 Administrative Agent in Its Individual Capacity

The Person serving as the Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Person serving as the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it and with respect to any Letter of Credit issued or participated in by it, the Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Person serving as the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent

The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower provided that any such resignation by JPMCB shall also constitute its resignation as Issuing Lender and Swingline Lender. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor Administrative Agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10 The Joint Lead Arrangers, the Sole Bookrunner, the Syndication Agent and the Co-Documentation Agents

None of the Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Agents shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Agents in deciding to enter into this Agreement or in taking or not taking any action hereunder.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers

(a) Except as provided in subsection 11.1(b), neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate or amount of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Multicurrency Commitment, Revolving Credit Commitment, Swingline Commitment or L/C Commitment or reduce the amount of or extend the date of any payment required pursuant to Section 3.1(b), in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this subsection, reduce the percentage specified in the definitions of Majority Leaders, or amend or modify any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder, or consent to the assignment or transfer by the Borrower or any Guarantor (if any) of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, (iii) release all or substantially all of the Guarantors (if any) (except where such release is expressly permitted elsewhere in this Agreement without such consent) without the written consent of all the Lenders, or (iv) (A) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent, (B) affect the rights or duties of the Issuing Lender under this Agreement or any other Loan Document without the written consent of the then Issuing Lender or (C) affect the rights or duties of Swingline Lender under this Agreement or any other Loan Document without the written consent of then Swingline Lender; and further provided, however, that no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of any Guarantee executed and delivered pursuant to subsection 7.12 without the written consent of the Guarantors. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Guarantors (if any), the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Guarantors (if any), the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b) In addition to amendments effected pursuant to the foregoing paragraph (a), additional freely-convertible eurocurrencies may be added as Available Foreign Currencies, upon execution and delivery by the Borrower, the Administrative Agent and all of the Lenders of an amendment providing for such addition. The Administrative Agent shall give prompt written notice to each Lender of any such amendment.

(c) Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

11.2 Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or any of the Guarantors (if any), to Henry Schein, Inc., 135 Duryea Road, Melville, New York, 11747, Attention of Chief Financial Officer (Telecopy No. (631) 843-5541), with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York, 10036-8299, Attention of Jack P. Jackson, Esq. (Telecopy No. (212) 969-2900);

(ii) if to the Administrative Agent, to it at JPMorgan Chase Bank, 395 North Service Road, Suite 302, Melville, NY 11747, Attention of Michelle Cipriani, (Telecopy No. (917) 464-7002) with a copy to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. (+44 (0)207 777 2360);

(iii) if to the Issuing Lender, to it at JPMorgan Chase Bank, 10420 Highland Manor Drive, Floor 4, Tampa, FL 33610-9128, Attention of Mabelyn Retana (Telecopy No. (813) 432-5162);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, 10 South Dearborn, Floor 7 Chicago, IL 60603-2003, Attention of Maribel Lorenzo (Telecopy No. (312) 385-7096); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire and notified to the Borrower in accordance with the provisions hereof.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Lenders; provided that the foregoing shall not apply to notices pursuant to subsection 2.4 or Section 4 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.3 No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Payment of Expenses and Taxes

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement or any of the other Loan Documents, including, without limitation, the Attorney Costs of one outside counsel (unless there is an actual or perceived conflict of interest, in which case each Lender affected thereby may retain its own counsel) and applicable local counsel of each Lender and of the Administrative Agent, (c) to pay, and indemnify and hold harmless each Lender and the Administrative Agent and each of their affiliates and their respective officer, directors, employees, administrative agents and advisors (each, an “indemnified party”) from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, provided that the Borrower shall have no obligation hereunder to any indemnified party with respect to any of the foregoing fees or liabilities which arise from the gross negligence or willful misconduct of such indemnified party determined in a court of competent jurisdiction in a final non-appealable judgment, and (d) to pay, and indemnify and hold harmless each indemnified party from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents including, without limitation, any of the foregoing relating to the violation of, noncompliance with, or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any indemnified party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified party determined in a court of competent jurisdiction in a final non-appealable judgment. No indemnified party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party. No party hereto shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The agreements in this subsection shall survive the termination of this Agreement and each other Loan Document and repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) neither the Borrower nor any of the Guarantors (if any) may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Person without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this subsection) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)	the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an “Approved Fund” (as defined below) or, if an Event of Default has occurred and is continuing, any other Assignee; and, provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)	the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an “Approved Fund” (as defined below).

(ii) Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, the amount of the Revolving Credit Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance, substantially in the form of Exhibit H (hereinafter, an “Assignment and Acceptance”), with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default or an Event of Default has occurred and is continuing;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement:

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(D)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a duly completed administrative questionnaire (containing all pertinent information relating to such assignee; hereinafter an “Administrative Questionnaire”); and

(E)	in the case of an assignment to a “CLO” (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to subsection 11.1(a) that affects such CLO.

For the purposes of this subsection 11.6(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is an institutional fund which invests primarily in bank loans and similar extensions of credit, any other institutional fund that invests primarily in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this subsection, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 3.8, 3.9, 3.10, 3.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to subsection 11.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 3.8, 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7 as though it were a Lender, provided such Participant agrees to be subject to subsection 11.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under subsection 3.9, 3.10 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater payment. No Participant shall be entitled to the benefits of subsection 3.10 unless such Participant complies with subsection 3.10(d) and (e) as though it were a Lender and such Participant agrees to be subject to the provisions of sections 3.11 and 3.12 as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any Central Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to the provisions of subsection 11.14, any and all financial information in such Lender’s possession concerning the Borrower and its Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of such Borrower and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

11.7 Adjustments; Set-off

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsections 9(f) and (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender (other than to the extent expressly provided herein), if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to it then due and owing, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or the Guarantors (if any), any such notice being expressly waived by the Borrower and the Guarantors (if any) to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any of the Guarantors (if any); provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower or any such Guarantor (if any) and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof or thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers

The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

11.13 Acknowledgements

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any of the Guarantors (if any) arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on the one hand, and the Borrower and the Guarantors (if any), on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Guarantors (if any), and the Lenders.

11.14 Confidentiality

Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or any other Loan Document or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent, the Issuing Lender or any other Lender, (ii) to any Transferee or any prospective Transferee which receives such information having been made aware of the confidential nature thereof and having agreed to abide by the provisions of this subsection 11.14, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, and to employees and officers of its Affiliates who agree to be bound by the provisions of this subsection 11.14 and who have a need for such information in connection with this Agreement or other transactions or proposed transactions with the Borrower, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) subject to an agreement to comply with the provisions of this subsection, to any actual or prospective counter-party (or its advisors) to any Swap Agreement, (vii) which has been publicly disclosed other than in breach of this Agreement, (viii) in connection with the exercise of any remedy hereunder or any litigation to which such Lender is a party, or (ix) which is received by such Lender from a Person who, to such Lender’s knowledge or reasonable belief, is not under a duty of confidentiality to the Borrower or the applicable Subsidiary, as the case may be.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.15 USA Patriot Act

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

11.16 Judgment

The Borrower, the Administrative Agent and each Lender hereby agree that if, in the event that a judgment is given, in relation to any sum due the Administrative Agent or any Lender hereunder, in an Available Foreign Currency (the “Judgment Currency”), the Borrower agrees to indemnify the Administrative Agent or such Lender, as the case may be, to the extent that the Dollar Equivalent amount which could have been purchased on the Business Day following receipt of such sum is less than the sum which could have been so purchased by the Administrative Agent had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding the giving of such judgment, and if the amount so purchased exceeds the amount which could have been so purchased had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding such judgment, the Administrative Agent or the applicable Lender agrees to remit such excess to the Borrower. The agreements in this subsection shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other Obligations.

11.17 WAIVERS OF JURY TRIAL

THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, THE SWINGLINE LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18 No Fiduciary Duty.

The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Credit Parties, on the one hand, and the Borrower and its management, stockholders or creditors is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Borrower, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Borrower, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty to the Borrower or its affiliates on the part of the Credit Parties, (c) the Borrower is capable of evaluating and understanding, and the Borrower understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrower has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrower, (e) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Borrower or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrower or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrower and the Credit Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the year first above written.

BORROWER:

HENRY SCHEIN, INC.

By:	/s/ Ferdinand Jahnel
Name: Ferdinand Jahnel
Title: Vice President and Treasurer

Signature Page to the Henry Schein, Inc. Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Michelle Cipriani
Name: Michelle Cipriani
Title: Vice President

Signature Page to the Henry Schein, Inc. Credit Agreement

HSBC Bank USA, N.A., as Syndication Agent and as a Lender

By:	/s/ William Conlan
Name: William Conlan
Title: Vice President

Signature Page to the Henry Schein, Inc. Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:	/s/ Christopher T. Kordes
Name: Christopher T. Kordes
Title: Senior Vice President

Signature Page to the Henry Schein, Inc. Credit Agreement

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agent and as a Lender

By:	/s/ Brian McNany
Name: Brian McNany
Title: Vice President

Signature Page to the Henry Schein, Inc. Credit Agreement

UniCredit Bank AG, New York Branch, as Co-Documentation Agent and as a Lender

By:	/s/ Kimberly Sousa
Name: Kimberly Sousa
Title: Director

By:	/s/ Elaine Tung
Name: Elaine Tung
Title: Director

Signature Page to the Henry Schein, Inc. Credit Agreement

The Bank of New York Mellon, as Co-Documentation Agent and as a Lender

By:	/s/ Kenneth P. Sneider, Jr.
Name: Kenneth P. Sneider, Jr.
Title: Managing Director

Signature Page to the Henry Schein, Inc. Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Steven J. Melicharek
Name: Steven J. Melicharek
Title: Senior Vice President

Signature Page to the Henry Schein, Inc. Credit Agreement

TD Bank, N.A., as a Lender

By:	/s/ Michele Dragonetti
Name: Michele Dragonetti
Title: Senior Vice President

Signature Page to the Henry Schein, Inc. Credit Agreement

ING Bank N.V., Dublin Branch, as a Lender

By:	/s/ Maurice Kenny
Name: Maurice Kenny
Title: Director

By:	/s/ Aidan Neill
Name: Aidan Neill
Title: Director

Signature Page to the Henry Schein, Inc. Credit Agreement

Australia and New Zealand Banking Group Limited, as a Lender

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

Signature Page to the Henry Schein, Inc. Credit Agreement

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

Signature Page to the Henry Schein, Inc. Credit Agreement

De Lage Landen Financial Services Inc., as a Lender

By:	/s/ Steve Riggs
Name: Steve Riggs
Title: President

Signature Page to the Henry Schein, Inc. Credit Agreement

SCHEDULE I

COMMITMENTS

LENDER	MULTICURRENCY COMMITMENT ($)	REVOLVING CREDIT COMMITMENT ($)
JPMorgan Chase Bank, N.A.	22,500,000	52,500,000
HSBC Bank USA, N.A.	22,500,000	52,500,000
U.S. Bank National Association	15,000,000	35,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	15,000,000	35,000,000
UniCredit Bank AG, New York Branch	15,000,000	35,000,000
The Bank of New York Mellon	15,000,000	35,000,000
Bank of America, N.A.	9,000,000	21,000,000
TD Bank, N.A.	9,000,000	21,000,000
ING Bank N.V.	9,000,000	21,000,000
ANZ Bank	7,500,000	17,500,000
Morgan Stanley Bank, N.A.	7,500,000	17,500,000
De Lage Landen Financial Services Inc.	3,000,000	7,000,000
TOTAL	150,000,000	350,000,000

Schedule II:

Existing Letters of Credit

				Outstanding
Description	Issued	Maturity/ Paydown	Auto-Renewal	Liability - $ USD
Travelers (T201378)	5/30/00	6/30/13	Yes-90 Day Notice	828,000
Zurich American (T213763)	6/12/01	5/2/13	Yes-30 Day Notice	1,500,000
ARC (Travel) (T244719)	1/20/04	3/1/13	Yes-60 Day Notice	10,000
CSC Holdings Inc. (T316540)	4/16/07	10/30/12	Yes-45 Day Notice	1,000,000
Liberty Mutual (T397579)	10/5/07	9/5/13	Yes-45 Day Notice	6,223,000

Total				9,561,000

Schedule 5.10

Disclosed Matters

None.

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
	Schedule 5.14 (a)
1	Pelican Acquisition Company Pty Ltd.	I	Australia	100.0000%
2	Pelican Holdco Pty Ltd	I	Australia	100.0000%
3	Petsite Pty Ltd	I	Australia	100.0000%
4	Provet (NSW) Pty Ltd	I	Australia	100.0000%
5	Provet Holdings Pty Limited	I	Australia	100.0000%
6	Provet IT Pty Ltd	I	Australia	100.0000%
7	Provet Pty Ltd	I	Australia	100.0000%
8	Provet Queensland Pty Ltd	I	Australia	100.0000%
9	Provet Riverina Pty Ltd	I	Australia	100.0000%
10	Provet SA Pty Ltd	I	Australia	100.0000%
11	Provet Victoria Pty Ltd	I	Australia	100.0000%
12	Provet VMS Pty Ltd	I	Australia	100.0000%
13	Provet WA Pty Ltd	I	Australia	100.0000%
14	Henry Schein Australia Pty Limited	I	Australia	100.0000%
15	Provet NZ Pty Ltd	I	Australia	100.0000%
16	Henry Schein Australia Holdings Pty Limited	I	Australia	100.0000%
17	CFB Handels GmbH, Wien	I	Austria	100.0000%
18	Henry Schein Dental Austria GmbH	I	Austria	100.0000%
19	Henry Schein Medical Austria GmbH	I	Austria	100.0000%
20	Henry Schein Austria GmbH	I	Austria	100.0000%
21	A.U.V. Belgium Holding N.V.	I	Belgium	100.0000%
22	Nerum N.V.	I	Belgium	100.0000%
23	SA Pharmacie Du Val d’Hony	I	Belgium	100.0000%
24	Val d’Hony-Verdifarm N.V.	I	Belgium	100.0000%

Current as of September 12, 2012	1

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
25	Dental Express S.A.	I	Belgium	100.0000%
26	Henry Schein NV	I	Belgium	100.0000%
27	HS Aquisições Holding Ltda	I	Brazil	100.0000%
28	Double Resources Holdings Limited	I	British Virgin Islands	100.0000%
29	HS Trust	I	British Virgin Islands	100.0000%
30	Modern Laboratory Services, Inc.	D	California	100.0000%
31	0819166 B.C. Ltd.	I	Canada	100.0000%
32	Henry Schein Canada, Inc.	I	Canada	100.0000%
33	Henry Schein Funding Group (partnership)	I	Canada	100.0000%
34	Henry Schein Software of Excellence Finance Ltd.	I	Cayman Islands	100.0000%
35	Custom Milling Center, Inc.	D	Colorado	100.0000%
36	Alpha Scientific Newco, Inc.	D	Delaware	100.0000%
37	Henry Schein Animal Health Finance LLC	D	Delaware	100.0000%
38	Henry Schein Europe, Inc.	D	Delaware	100.0000%
39	Henry Schein New Zealand Holding Co.	D	Delaware	100.0000%
40	HS Canada LLC	D	Delaware	100.0000%
41	HS Example IP Acquisition Co., Inc.	D	Delaware	100.0000%
42	SG Healthcare Corp.	D	Delaware	100.0000%
43	W.A. Butler Company	D	Delaware	100.0000%
44	Handpiece Parts & Repairs, Inc.	D	Delaware	100.0000%
45	Henry Schein Financial Services, LLC	D	Delaware	100.0000%
46	Henry Schein France Holdings, Inc.	D	Delaware	100.0000%
47	Henry Schein Global Sourcing, Inc.	D	Delaware	100.0000%
48	Henry Schein International LLC	D	Delaware	100.0000%
49	Henry Schein Italy LLC	D	Delaware	100.0000%

Current as of September 12, 2012	2

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
50	Henry Schein Latin America Pacific Rim Inc.	D	Delaware	100.0000%
51	HPR Holdings I, LLC	D	Delaware	100.0000%
52	HS Beneficiary Services, LLC	D	Delaware	100.0000%
53	HS Finance Company, LLC	D	Delaware	100.0000%
54	HS Financial, Inc.	D	Delaware	100.0000%
55	HS France Finance, LLC	D	Delaware	100.0000%
56	HS TM Holdings, LLC	D	Delaware	100.0000%
57	HSI Gloves, Inc.	D	Delaware	100.0000%
58	S & S Discount Supply, Inc.	D	Delaware	100.0000%
59	Camlog USA, Inc.	D	Delaware	100.0000%
60	HPR TM, LLC	D	Delaware	100.0000%
61	HS Brand Management, Inc.	D	Delaware	100.0000%
62	HS Financial Holdings, Inc.	D	Delaware	100.0000%
63	HS Manager Services, LLC	D	Delaware	100.0000%
64	HS TM, LLC	D	Delaware	100.0000%
65	HSI RE I, LLC	D	Delaware	100.0000%
66	National Logistics Services, LLC	D	Delaware	100.0000%
67	Toy Products Corp.	D	Delaware	100.0000%
68	Universal Footcare Products, Inc.	D	Delaware	100.0000%
69	Victory Alpha Limited	I	England	100.0000%
70	Datis Nord, S.A.R.L.	I	France	100.0000%
71	Union Dentaire SAS	I	France	100.0000%
72	BA FRANCE Eurl	I	France	100.0000%
73	H.S.D. EURL	I	France	100.0000%
74	Henry Schein France Holding EURL	I	France	100.0000%

Current as of September 12, 2012	3

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
75	Henry Schein France SCA	I	France	100.0000%
76	Henry Schein France Services SARL	I	France	100.0000%
77	Henry Schein Grundstucks-Vermietungsgesgesellschaft mbH & Co. OHG	I	Germany	100.0000%
78	MediQuick Artz- und, Krankenhausbedarfshandel GmbH	I	Germany	100.0000%
79	BA International GmbH	I	Germany	100.0000%
80	Dentina GmbH	I	Germany	100.0000%
81	Henry Schein Dental Deutschland GmbH	I	Germany	100.0000%
82	Henry Schein GmbH	I	Germany	100.0000%
83	Henry Schein Holding GmbH	I	Germany	100.0000%
84	Henry Schein Medical GmbH	I	Germany	100.0000%
85	Henry Schein Services GmbH	I	Germany	100.0000%
86	Henry Schein Vet GmbH	I	Germany	100.0000%
87	Euro Dental Holding GmbH	I	Germany	100.0000%
88	FIRST MED Erste Verwaltungs GmbH	I	Germany	100.0000%
89	Nordenta Handelsgesellschaft mbH	I	Germany	100.0000%
90	Promed Vertriebsgesellschaft mbH	I	Germany	100.0000%
91	PxD Praxis-Discount GmbH	I	Germany	100.0000%
92	Tierarztebedarf Jochen Lehnecke GmbH	I	Germany	100.0000%
93	Henry Schein Luxembourg Services S.àr.l.	I	Grand Duchy of Luxembourg	100.0000%
94	Henry Schein Ireland Limited	I	Ireland	100.0000%
95	Henry Schein Medical Technologies Ltd.	I	Israel	100.0000%
96	Henry Schein Italia S.r.l.	I	Italy	100.0000%
97	Henry Schein Krugg S.p.A.	I	Italy	100.0000%
98	Henry Schein (Malaysia) SDN. BHD	I	Malaysia	100.0000%

Current as of September 12, 2012	4

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
99	Lotus Biochemical de Mexico, S.A. de CV	I	Mexico	100.0000%
100	A.U.V. Groothandel B.V.	I	Netherlands	100.0000%
101	A.U.V. Veterinary Services B.V.	I	Netherlands	100.0000%
102	BA Repair B.V.	I	Netherlands	100.0000%
103	Nationale Dierenapotheek B.V.	I	Netherlands	100.0000%
104	YourVet B.V.	I	Netherlands	100.0000%
105	Henry Schein C.V.	I	Netherlands	100.0000%
106	Henry Schein Dental B.V.	I	Netherlands	100.0000%
107	Henry Schein European Finance B.V.	I	Netherlands	100.0000%
108	Henry Schein European Holding B.V.	I	Netherlands	100.0000%
109	Henry Schein Medical B.V.	I	Netherlands	100.0000%
110	Henry Schein Systems B.V.	I	Netherlands	100.0000%
111	Henry Schein European Services B.V.	I	Netherlands	100.0000%
112	Caligor Physicians & Hospital Supply Corp.	D	New York	100.0000%
113	Henry Schein Supply, Inc.	D	New York	100.0000%
114	Becker-Parkin Dental Supply Co. Inc.	D	New York	100.0000%
115	MBM Hospital Supply Corp.	D	New York	100.0000%
116	World Wide Dental Import-Export, Inc.	D	New York	100.0000%
117	Provet Australasia Pty Limited	I	New Zealand	100.0000%
118	Henry Schein New Zealand	I	New Zealand	100.0000%
119	Software of Excellence Australia Limited	I	New Zealand	100.0000%
120	Software of Excellence International	I	New Zealand	100.0000%
121	Henry Schein (KM) Limited	I	Northern Ireland	100.0000%
122	Henry Schein Medical Systems, Inc.	D	Ohio	100.0000%
123	Henry Schein (Lancaster, PA.) Inc.	D	Pennsylvania	100.0000%

Current as of September 12, 2012	5

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
124	Henry Schein Portugal, Unipessoal LDA	I	Portugal	100.0000%
125	Henry Schein Puerto Rico, Inc.	D	Puerto Rico	100.0000%
126	Veterinary Solutions Limited	I	Scotland	100.0000%
127	BA Dental Europa, SA	I	Spain	100.0000%
128	Henry Schein España Holdings, S.L.	I	Spain	100.0000%
129	Henry Schein España, S.A.	I	Spain	100.0000%
130	Spain Dental Express S.A.	I	Spain	100.0000%
131	Heiland Schweiz AG	I	Switzerland	100.0000%
132	Provet AG	I	Switzerland	100.0000%
133	Petco AG	I	Switzerland	100.0000%
134	Provet Holding AG	I	Switzerland	100.0000%
135	Distrivet AG	I	Switzerland	100.0000%
136	Henry Schein Sağlik Yatirimlari Anonim Şirketi	I	Turkey	100.0000%
137	Consulsoft Limited	I	United Kingdom	100.0000%
138	Advanced Group Limited, The	I	United Kingdom	100.0000%
139	Advanced Healthcare, The Computing Limited	I	United Kingdom	100.0000%
140	BA (Belgie), Limited	I	United Kingdom	100.0000%
141	BA (Deutschland) Limited	I	United Kingdom	100.0000%
142	BA International, Limited	I	United Kingdom	100.0000%
143	Budget Dental Supplies Limited	I	United Kingdom	100.0000%
144	Compudent Limited	I	United Kingdom	100.0000%
145	Henry Schein Europe Limited	I	United Kingdom	100.0000%
146	Henry Schein Technologies (Ireland) Limited	I	United Kingdom	100.0000%
147	Henry Schein UK Finance Limited	I	United Kingdom	100.0000%
148	DE Healthcare Limited	I	United Kingdom	100.0000%

Current as of September 12, 2012	6

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
149	Henry Schein Limited	I	United Kingdom	100.0000%
150	Henry Schein Technologies Limited	I	United Kingdom	100.0000%
151	Henry Schein UK Holdings Limited	I	United Kingdom	100.0000%
152	Kent Express Limited	I	United Kingdom	100.0000%
153	Software of Excellence United Kingdom Limited	I	United Kingdom	100.0000%
154	Zahn Dental Supplies Limited	I	United Kingdom	100.0000%
155	Software of Excellence UK Holdings Limited	I	United Kingdom	100.0000%
156	Henry Schein Animal Health Holdings Limited	I	United Kingdom	100.0000%
157	Encable Limited	I	United Kingdom	100.0000%
158	Henry Schein Practice Solutions Inc.	D	Utah	100.0000%
159	General Injectables & Vaccines, Inc.	D	Virginia	100.0000%
160	Insource, Inc.	D	Virginia	100.0000%
161	Henry Schein PPT, Inc.	D	Wisconsin	100.0000%
162	Ortho Organizers, Inc.	D	California	98.2900%
163	Ortho Technology, Inc.	D	Delaware	98.2900%
164	Ortho Organizers Holdings, Inc.	D	Delaware	98.2900%
165	All-Star Orthodontics, Inc.	D	Indiana	98.2900%
166	Camlog Consulting GmbH	I	Germany	90.8412%
167	Altatec Gmbh	I	Germany	90.8412%
168	Camlog Holding GmbH	I	Germany	90.8412%
169	Camlog Vertriebs GmbH	I	Germany	90.8412%
170	Camlog Biotechnologies AG	I	Switzerland	90.8412%
171	Camlog Holding Ltd	I	Switzerland	90.8412%
172	Camlog Schweiz AG	I	Switzerland	90.8412%
173	Veterinary Services & Logistics N.V.	I	Belgium	90.0000%

Current as of September 12, 2012	7

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
174	HF Acquisition Co. LLC	D	Delaware	90.0000%
175	SKBIC Acquisition Corp.	D	Delaware	90.0000%
176	Banyan International Corporation	D	Texas	90.0000%
177	Stat Kit, Inc.	D	Texas	90.0000%
178	S-DENT SLOVAKIA, s.r.o.	I	Slovakia	86.0010%
179	Noviko s.r.o.	I	Czech Republic	86.0000%
180	Henry Schein Dental s.r.o.	I	Czech Republic	86.0000%
181	0819165 B.C. Ltd.	I	Canada	80.0000%
182	Axium Solutions Inc.	I	Canada	80.0000%
183	Exan Consulting, Inc.	I	Canada	80.0000%
184	Exan Enterprises Inc.	D	Nevada	80.0000%
185	General System Design Group Inc.	D	Nevada	80.0000%
186	Infomed Servicios Informáticos, S.L.	I	Spain	80.0000%
187	Henry Schein Regional Unit Trust	I	Australia	79.0420%
188	Kraft NO 3 Pty Ltd	I	Australia	79.0420%
189	Halas Dental Pty Ltd.	I	Australia	79.0420%
190	HSLA Unit Trust	I	Australia	79.0420%
191	Protec Australia Pty Limited	I	Australia	79.0420%
192	HSR Holdings Pty Limited	I	Australia	79.0420%
193	Henry Schein Regional Pty Ltd	I	Australia	75.5490%
194	Accord Corporation Limited	I	Thailand	75.0000%
195	Butler Animal Health Holding Company, LLC	D	Delaware	73.7201%
196	Butler Animal Health Supply, LLC	D	Delaware	73.7200%
197	Henry Schein Trading (Shanghai) Co., Ltd.	I	China, People’s Republic of China	70.0000%
198	Henry Schein China Services Limited	I	Hong Kong	70.0000%

Current as of September 12, 2012	8

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
199	Henry Schein Shvadent (2009) Ltd.	I	Israel	70.0000%
200	Veterinary Instrumentation Limited	I	England	68.0000%
201	Megadental SAS	I	France	65.0000%
202	Shalfoon Bros Limited	I	New Zealand	63.9100%
203	Henry Schein Regional Limited	I	New Zealand	60.5000%
204	McAllister Software Systems, LLC	D	Delaware	54.5879%
205	Sugar Creek Software Systems (Proprietary) Limited	I	South Africa	54.5879%
206	ImproMed, LLC	D	Delaware	53.7722%
207	Medi-Consumables PTY Limited	I	Australia	51.0000%
208	Henry Schein Hong Kong Limited	I	Hong Kong	51.0000%
209	ACE Surgical Supply Co., Inc.	D	Massachusetts	51.0000%
210	Sherman Specialty LLC	D	New York	51.0000%
211	Henry Schein Israel	I	Israel	50.1000%
212	Guney Dental Ticaret ve Sanayi Anonim Şirketi	I	Turkey	50.0010%
213	Guney Diş Deposu Ticaret ve Sanayi Anonim Şirketi	I	Turkey	50.0010%
214	Kadiköy Dental Ticaret Anonim Şirketi	I	Turkey	50.0010%
	Certain other subsidiaries of the Company (on file with the Lenders)

Current as of September 12, 2012	9

Schedule 5.14(a) and (b)

Subidiaries

	Entity	Domestic/ International	Jurisdiction of Formation	Henry Schein and Subsidiaries Ownership%
	Schedule 5.14(b)
215	Information Technologies et Services Vétérinaires S.A.S.	I	France	46.2500%
216	Hippocampe EVI	I	France	46.2500%
217	Hippocampe Caen	I	France	37.5041%
218	Hippocampe Bressuire	I	France	36.6182%
219	Hippocampe Nevers	I	France	35.6401%
220	LDF GmbH	I	Germany	33.3300%
221	Trio Diagnostics Limited	I	United Kingdom	25.0000%
222	Quality Clinical Reagents Limited	I	United Kingdom	25.0000%
223	Vedco, Inc.	D	Delaware	16.6666%
224	D4D Technologies, LLC	D	Delaware	15.3333%
225	Animalytix LLC	D	Delaware	12.2891%
226	NDC Holdco, LLC	D	Delaware	7.8000%
	Certain other subsidiaries of the Company (on file with the Lenders)

Current as of September 12, 2012	10

Schedule 8.2

Liens

		$ USD

Dental Lab Group	Capital Lease	117,192

Australia & New Zealand Group (USD)	Capital Lease	2,055,785

Health First	Capital Lease	33,958

Asia (USD)	Capital Lease	16,334

Camlog International (USD)	Capital Lease	882,365

Animal Health Group	Capital Lease	665,760

Czech Republic Group (USD)	Capital Lease	45,870

UK Animal Health (USD)	Capital Lease	66,462

Germany Group (USD)	Capital Lease	5,485

Custom Milling Center Inc.	Capital Lease	185,592

	Security Deposits/Other	1,497,626

	Total	5,572,429

Schedule 8.3

Subsidiary Indebtedness

		Outstanding Indebtedness USD

Entity

Peter Brasseler, LLC		9,288,956

Asia		7,042,199

Australia/New Zealand		7,166,600

MDT		4,827,492

Israel		3,743,971

Czech Republic		122,589

	Total	32,191,807

Schedule 8.8

Restrictive Agreements

•

$272,939,000 Term Loan A & B with Butler Animal Health Supply, LLC as Borrower (of which $47,785,000 was provided by Henry Schein, Inc.) dated December 31, 2009. (principal amount outstanding is as of June 30, 2012)

•	$350,000,000 Private Shelf Facility among Henry Schein, Inc. and Prudential Investment Management, Inc. dated August 9, 2010, as amended.

•	$225,000,000 Master Note Facility among Henry Schein, Inc. and New York Life Insurance Company dated August 9, 2010, as amended.

•	$200,000,000 Master Note Facility among Henry Schein, Inc. and Metropolitan Life Insurance Company dated April 27, 2012.

EXHIBIT A

FORM OF REVOLVING CREDIT LOAN BORROWING NOTICE

                    , 20

JPMorgan Chase Bank, N.A.

    as Administrative Agent

395 North Service Road, Suite 302

Melville, New York 11747

Attention:

Ladies and Gentlemen:

The undersigned, Henry Schein, Inc., a Delaware corporation, refers to that certain Credit Agreement dated as of September 12, 2012 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the undersigned, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents. Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein. Pursuant to subsection 2.2(a) of the Credit Agreement, the undersigned hereby requests Revolving Credit Loans under the Credit Agreement and in that connection sets forth below the information relating to such Revolving Credit Loans (the “Proposed Loan”), as required by subsection 2.2(b) of the Credit Agreement.

1. The aggregate amount of the Proposed Loan is [US$            ] [Available Foreign Currency amount].

2. The Borrowing Date of the Proposed Loan is             , 20      .

3. The Type of Proposed Loan will be [a LIBOR Loan] [an ABR Loan] [a combination of a LIBOR Loan in the amount of [US$            ] [Available Foreign Currency amount] and an ABR Loan in the amount of [US$            ] [Available Foreign Currency amount]].

4. [With regard to the LIBOR Loan, the length of the initial Interest Period shall be          [months][days].]

5. Account information: [                     ]2

[2]

Loans denominated in any Available Foreign Currency must be held either at an account held by the Administrative Agent in Chicago or New York, or an account of the Borrower in the relevant jurisdiction of such Available Foreign Currency and designated by the Borrower in this Borrowing Request.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Loan:

a. The representations and warranties contained in each Loan Document and certificate or other writing delivered to the Lenders prior to, on or after the Closing Date and on or prior to the date for the Proposed Loan (excluding the representations made in subsections 5.2 and 5.6 of the Credit Agreement) are correct on and as of the date hereof in all material respects as though made on and as of the date hereof (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

b. No Default or Event of Default has occurred and is continuing or would result from the making of the Proposed Loan as of the date hereof.

Very truly yours,

HENRY SCHEIN, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF SWINGLINE LOAN BORROWING NOTICE

                    , 20

JP Morgan Chase Bank, N.A.

    as Swingline Lender

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention:

Ladies and Gentlemen:

The undersigned, Henry Schein, Inc., a Delaware corporation, refers to that certain Credit Agreement dated as of September 12, 2012 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the undersigned, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents. Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein. Pursuant to subsection 2.4(a) of the Credit Agreement, the undersigned hereby requests a Swingline Loan under the Credit Agreement and in that connection sets forth below the information relating to such Swingline Loan (the “Proposed Loan”), as required by subsection 2.4(a) of the Credit Agreement.

1. The aggregate amount of the Proposed Loan is US$            .

2. The Proposed Loan is to be comprised of [Swingline LIBOR Loans][Alternative Rate Swingline Loans][ABR Loans].

3. The Borrowing Date of the Proposed Loan is                    , 20    .

4. Account information: [                    ]

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Loan:

a. The representations and warranties contained in each Loan Document and certificate or other writing delivered to the Lenders prior to, on or after the Closing Date and on or prior to the date for the Proposed Loan (excluding the representations made in subsections 5.2 and 5.6 of the Credit Agreement) are correct on and as of the date hereof in all material respects as though made on and as of the date hereof (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

b. No Default or Event of Default has occurred and is continuing or would result from the making of the Proposed Loan as of the date hereof.

Very truly yours,

HENRY SCHEIN, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF ASSUMPTION AGREEMENT

                    , 20

To:	JPMorgan Chase Bank, N.A.
as Administrative Agent under the
Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of September 12, 2012 between Henry Schein, Inc. (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents. Terms defined in the Credit Agreement are used herein as defined therein.

The Borrower and [                    ] (the “Assuming Lender”) each hereby agree as follows:

1. The Assuming Lender proposes to become an Assuming Lender pursuant to subsection 2.7 of the Credit Agreement with a Commitment in the amount of $                     and, in that connection, hereby agrees with the Administrative Agent and the Borrower that it shall become a Lender for all purposes of the Credit Agreement on the applicable Commitment Increase Date.

2. The Assuming Lender (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. Following the execution hereof, this Assumption Agreement will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assumption Agreement (the “Effective Date”) shall be the applicable Commitment Increase Date.

4. Upon the satisfaction of the applicable conditions set forth in subsection 2.7 of the Credit Agreement and upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Assuming Lender shall be a party to the Credit Agreement and have all of the rights and obligations of a Lender thereunder.

5. This Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

6. This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

IN WITNESS WHEREOF, the Borrower and the Assuming Lender have caused this letter to be duly executed and delivered as of the date first above written.

Very truly yours,

HENRY SCHEIN, INC.

By:
Name:
Title:

[NAME OF ASSUMING LENDER]

By:
Name:
Title:

Accepted this    day of                    , 20    :

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

By:
Name:
Title:

EXHIBIT D

[RESERVED]

EXHIBIT E

FORM OF REVOLVING CREDIT NOTE

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

REVOLVING CREDIT NOTE

$	New York, New York

FOR VALUE RECEIVED, the undersigned, Henry Schein, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) or its registered assigns, at the office of JPMorgan Chase Bank, N.A., located at 395 North Service Road, Suite 302, Melville, New York 10747, in lawful money of the United States of America and in immediately available funds, on the Termination Date (as defined in the Credit Agreement (as defined below)), the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement (as defined below); capitalized terms used herein but not defined have the meanings given to them in the Credit Agreement) made by the Lender to the Borrower pursuant to subsection 2.1 of the Credit Agreement (as defined below). The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount of Revolving Credit Loans made by the Lender from time to time outstanding at the rates and on the dates specified in subsection 3.4 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, the date, Type and amount of each Revolving Credit Loan made by the Lender and the date and amount of each payment or prepayment of principal thereof, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of LIBOR Loans, the length of each Interest Period and the LIBO Rate with respect thereto, provided that the failure to make any such endorsement or any error in such endorsement shall not affect the obligation of the Borrower under the Credit Agreement.

This Note (a) is one of the Revolving Credit Notes referred to in the Credit Agreement, dated as of September 12, 2012, among the Borrower, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement. All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind (except as expressly provided in the Credit Agreement and the Loan Documents, including, without limitation, Section 9 of the Credit Agreement).

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

HENRY SCHEIN, INC.

By:
Title:

Schedule A

to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to or Continued as LIBOR Loans	Interest Period and LIBO Rate with Respect Thereto	Amount of Principal of LIBOR Loans Prepaid	Amount of LIBOR Loans Converted to ABR Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

EXHIBIT F

FORM OF SWINGLINE NOTE

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

SWINGLINE NOTE

$	New York, New York

FOR VALUE RECEIVED, the undersigned, Henry Schein, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of JPMorgan Chase Bank, N.A. (the “Swingline Lender”) and its registered assigns, on the Termination Date, as defined in the Credit Agreement referred to below, at its office located at 1111 Fannin, 10th Floor, Houston, Texas 77002, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to subsection 2.3 of the Credit Agreement (as defined below). The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount of Swingline Loans made by the Lender from time to time outstanding at the rates and on the dates specified in subsection 3.4 of the Credit Agreement. The holder of this Swingline Note is authorized to record the date, Type and amount of each Swingline Loan made by the Swingline Lender pursuant to subsection 2.3 of the Credit Agreement and the date and amount of each payment or prepayment of the principal hereof on Schedule A annexed hereto and made a part hereof, provided that the failure to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower under the Credit Agreement.

This Swingline Note is the Swingline Note referred to in the Credit Agreement, dated as of September 12, 2012, among the Borrower, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents (as the same may from time to time be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not defined shall have the meanings given to them in the Credit Agreement), is entitled to the benefits thereof, is secured as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable as provided therein. All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind (except as expressly provided in the Credit Agreement and the Loan Documents, including, without limitation, Section 9 of the Credit Agreement).

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

HENRY SCHEIN, INC.

By:
Title:

Schedule A

to Swingline Note

LOANS, CONVERSIONS AND REPAYMENTS OF SWINGLINE LOANS3

Date	Amount of Swingline Loans	Amount of Principal of Swingline Loans Repaid	Unpaid Principal Balance of Swingline Loans	Notation Made By

[3]	Specify whether Swingline Loans are ABR Loans, Swingline LIBOR Loans or Alternative Rate Swingline Loans.

EXHIBIT G

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to subsection 6.1(a)(ix) of the Credit Agreement, dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Henry Schein, Inc. (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Title of Responsible Officer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. Attached hereto as Attachment 1 are the computations showing compliance with the covenants set forth in subsections 8.1(a) and 8.1(b) of the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this [        ]th day of                     , 2012, solely in my capacity as [Title of Responsible Officer] and not in my individual capacity.

Name:
Title:

Attachment 1

to Compliance Certificate

The information described herein is as of         ,         , and pertains to the period from         ,          to                     ,         .

I. Subsection 8.1(a) – Consolidated Leverage Ratio.

A. Consolidated EBITDA (Line II.A.6 below):	$

B. Consolidated Total Debt:	$

C. Consolidated Leverage Ratio (Line I.B. to Line I.A.)	to 1.00

Maximum permitted:	3.25 to 1.00

II. Subsection 8.1(b) – Consolidated Interest Coverage Ratio.

A. Consolidated EBITDA:

1. Consolidated Operating Income (“COI”):

a. Consolidated Gross Profit:

(i) Net sales	$

(ii) Cost of sales	$

(iii) COI ((i) less (ii))	$

b. Consolidated Operating Expenses:	$

c. Consolidated Operating Income (Line II.A.1(a)(iii) less Line II.A.1(b))	$

2. Consolidated Interest Income:	$

3. Depreciation:	$

4. Amortization:	$

5. Designated Charges:

a. Non-cash, non-recurring merger and integration costs	$

b. Non-cash, non-recurring restructuring costs	$

c. Total	$

6. Consolidated EBITDA (Lines II.A.1(c) +2+3+4+5(c)):	$

B. Consolidated Interest Expense:	$

C. Consolidated Interest Coverage Ratio (Line II.A.6 to Line II.B):	to 1.00

Minimum Required:	4.00 to 1.00

2

EXHIBIT H

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Henry Schein, Inc. (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents pursuant to the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 3.10(b) of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1

to Assignment and Acceptance with respect to

the Credit Agreement, dated as of September 12, 2012,

among Henry Schein, Inc. (the “Borrower”),

the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent,

HSBC Bank USA, National Association, as Syndication Agent, and

U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The

Bank of New York Mellon, as Co-Documentation Agents

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
	$	.	%

[Name of Assignee]	[Name of Assignor]

By: Title:	By: Title:

Accepted for Recordation in the Register:	Required Consents (if any):

JPMORGAN CHASE BANK, N.A., as Administrative Agent	HENRY SCHEIN, INC.

By: Title:	By: Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: Title:

EXHIBIT I

GUARANTEE

made by

[NAMES OF SUBSIDIARIES]

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of                    , 20

i

SCHEDULES

Schedule 1	Notice Addresses

ANNEXES

Annex 1	Form of Assumption Agreement

GUARANTEE

GUARANTEE, dated as of                     , 20    , made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Henry Schein, Inc. (the “Borrower”), the Lenders, the Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement may be used in part to enable the Borrower to make valuable transfers to one or more of the other Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a requirement under Section 7.12 of the Credit Agreement that, within 10 days of any Subsidiary (other than Butler Parent and its Subsidiaries) becoming a guarantor under any Indebtedness or other obligations under the Note Purchase Agreements or any other debt securities or bank debt in an aggregate principal amount exceeding $200,000,000 issued by the Borrower, such Subsidiary must enter into this Guarantee and thereupon become a Guarantor under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(a) The following terms shall have the following meanings:

“Borrower Obligations”: collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower under the Credit Agreement and the other Loan Documents to which it is a party (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the other Loan Documents, Swap Agreements entered into with Lenders or their Affiliates or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document).

“Guarantee”: this Guarantee, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Guarantee (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Guarantee or any other Loan Document).

“Guarantors”: as defined in the preamble hereto.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

1.2 Other Definitional Provisions. (b) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section and Schedule references are to this Guarantee unless otherwise specified.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2

SECTION 2. GUARANTEE

2.1 Guarantee. (c) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(a) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(b) Subject to Section 2(b), each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(c) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(d) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be

3

entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation.

Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations.

Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Majority Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.

2.5 Guarantee Absolute and Unconditional.

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Each Guarantor, to the maximum extent permitted by applicable law, waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor, to the maximum extent permitted by applicable law, waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement.

The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

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2.7 Payments.

Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the New York office of the Administrative Agent.

SECTION 3. THE ADMINISTRATIVE AGENT

Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 4. MISCELLANEOUS

4.1 Amendments in Writing.

None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

4.2 Notices.

All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

4.3 No Waiver by Course of Conduct; Cumulative Remedies.

Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 4.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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4.4 Enforcement Expenses; Indemnification. (d) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Guarantee and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.

(a) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Guarantee.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guarantee, but only to the same extent the Borrower would be required to do so pursuant to Section 11.5 of the Credit Agreement.

(c) The agreements in this Section 4.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

4.5 Successors and Assigns.

This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

4.6 Set-Off.

Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default pursuant to Section 9 of the Credit Agreement shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the

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Administrative Agent or such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement or any other Loan Document, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 4.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

4.7 Counterparts.

This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

4.8 Severability.

Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.9 Section Headings.

The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

4.10 Integration.

This Guarantee and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

4.11 GOVERNING LAW.

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

4.12 Submission To Jurisdiction; Waivers.

Each Guarantor hereby irrevocably and unconditionally:

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(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 4.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

4.13 Acknowledgements.

Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

4.14 Additional Guarantors.

Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 7.12 of the Credit Agreement shall become a Guarantor for all purposes of this Guarantee upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

4.15 WAIVER OF JURY TRIAL.

EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

[NAME OF GUARANTOR]

By:
Title:

10

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Annex 1 to

Guarantee Agreement

FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of                     , 20    , made by                          (the “Additional Guarantor”), in favor of                     , as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Henry Schein, Inc. (the “Borrower”), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and HSBC Bank USA, National Association, as Syndication Agent, and U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents, have entered into a Credit Agreement, dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guarantee, dated as of                     , 20     (as amended, supplemented or otherwise modified from time to time, the “Guarantee”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 4.14 of the Guarantee, hereby becomes a party to the Guarantee as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

2

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

EXHIBIT J-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Henry Schein, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B) and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[     ]

Signature Page to the Henry Schein, Inc. Credit Agreement

EXHIBIT J-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Henry Schein, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B) and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT J-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Henry Schein, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B) and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with Internal Revenue Service (“IRS”) Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT J-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Henry Schein, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, HSBC Bank USA, National Association, as Syndication Agent, U.S. Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UniCredit Bank AG and The Bank of New York Mellon, as Co-Documentation Agents, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B) and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service (“IRS”) Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT K

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a facility office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost) and, if the Loan is an amount due and payable but unpaid by the Borrower under the Loan Documents, the additional rate of interest specified in subsection 3.4(e) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(e)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

(f)	“Reference Banks” means the principal London offices of [ ], [ ] and [ ] or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.